Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

AUTOBYTEL INC.,

NEW HORIZON ACQUISITION CORP.,

AUTOWEB, INC.

and

JOSÉ VARGAS

Dated as of October 1, 2015

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Certificate of Designation
Exhibit B	Form of A&R Stockholder Agreement
Exhibit C	Form of Acquiror Warrants
Exhibit D	Sample Calculation of Net Working Capital
Exhibit E	Form of Certificate of Merger
Exhibit F	Certificate of Surviving Corporation
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2015 (this “Agreement”), is between Autobytel Inc., a Delaware corporation (the “Acquiror”), New Horizon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”), AutoWeb, Inc., a Delaware corporation (the “Company”) and José Vargas, an individual, solely in his capacity as the initial Stockholder Representative hereunder.

RECITALS

A.           The Boards of Directors of each of the Acquiror, the Company and Sub have (i) determined that the merger of Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

B.           Based on the recommendation of the Board of Directors of the Company that the Merger would be advisable and fair to, and in the best interests of, its stockholders, concurrently with the execution and delivery of this Agreement, the holders of 100% of the aggregate votes, voting as a single class of (i) the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), (ii) the issued and outstanding shares of Series A Preferred stock, par value $0.01 per share, of the Company (the “Company Series A Preferred Stock”), voting on an as converted basis, and (iii) the issued and outstanding shares of Series B Preferred stock, par value $0.01 per share, of the Company (the “Company Series B Preferred Stock”), voting on an as converted basis, delivered a written consent of stockholders pursuant to Section 228 of the DGCL, approving and adopting this Agreement and the Merger in accordance with Section 251 of the DGCL (the “Stockholder Consent”).

C.           As a condition to and immediately prior to the execution of this Agreement, the Acquiror has filed with the Secretary of State of the State of Delaware a Certificate of Designation (the “Certificate of Designation”) of the Series B Junior Participating Convertible Preferred Stock, par value $0.001 per share, of Acquiror (“Acquiror Series B Preferred Stock”) in the form attached as Exhibit A hereto.

D.           As a condition to and concurrently with the execution of this Agreement, the Acquiror and the other parties to that certain Stockholder Agreement, dated as April 27, 2015 (the “Stockholder Agreement”), have amended and restated the Stockholder Agreement in the form attached as Exhibit B hereto (the “A&R Stockholder Agreement”).

E.           As a condition to and concurrently with the execution of this Agreement, all Contracts between the Company and any of its Subsidiaries, on the one hand, and any Company Stockholder or Affiliate of any Company Stockholder (other than the Company and its Subsidiaries), including Endine Enterprises Corp., a British Virgin Islands business company, on the other hand, have been cancelled without any consideration or further liability to the Company or any of its Subsidiaries, effective as of immediately prior to the Effective Time.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Certain Defined Terms.  For purposes of this Agreement:

“Acquiror Common Stock” means the common stock, par value $0.001 per share, of the Acquiror.

“Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquiror and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Acquiror to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Acquiror Preferred Issue Value” means $124.93.

“Acquiror Option for Company Shares” means the option granted to the Acquiror to acquire 5,000 shares of Company Series A Preferred Stock as set forth in that certain Contribution Agreement, dated as of September 8, 2013, by and between the Acquiror and the Company.

“Acquiror Warrant Issue Value” means $17.15.

“Acquiror Warrants” means warrants to acquire, in the aggregate, up to 150,000 shares of Acquiror Series B Preferred Stock, in the form attached as Exhibit C hereto.

“Action” means any claim, demand, action, suit, inquiry, proceeding, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Vested Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means the A&R Stockholder Agreement, the Letters of Transmittal, the Acquiror Warrants and all other agreements, documents and instruments required to be delivered by any party or any Company Stockholder pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Irvine, California.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries and (ii) any amounts relating to credit card receivables or Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“Common Per Share Merger Consideration” means the amount that would be paid pursuant to the Company Charter with respect to each share of Company Common Stock upon a Liquidation Event (as defined in the Company Charter) if (i) the total amount available to be distributed to the stockholders of the Company upon such Liquidation Event were equal to the Enterprise Value and (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time were issued and outstanding.

“Company Charter” means that certain Amended and Restated Certificate of Incorporation of AutoWeb, Inc., dated as of December 2, 2014.

“Company Shares” means shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.

“Consideration Percentage” means, with respect to any holder of Company Shares, a ratio (expressed as a percentage) equal to (i) the aggregate number of Merger Consideration Units such holder is entitled to receive as Merger Consideration, divided by (ii) the aggregate number of Merger Consideration Units all holders of Company Shares are entitled to receive as Merger Consideration.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $27,827,084.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States (including Guatemalan) federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments and (C) all obligations with respect to interest rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Subsidiaries thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions (excluding vendor payables incurred in the ordinary course of business); (iv) unpaid management fees; (v) all deposits and monies received in advance; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, or as guarantor, surety or otherwise, including any guarantee of such obligations.

“Indemnification Cap” means an amount equal to 50% of Enterprise Value.

“Indemnification Deductible” means an amount equal to 1.0% of Enterprise Value.

“Indemnification Survival Date” means the date that is eighteen (18) months after the Closing Date.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“In-the-Money Option” means an Option having a per share exercise price less than the Common Per Share Merger Consideration.

“knowledge” with respect to a party, means the knowledge of such party, in the case of an individual, or any executive officer or director of such party, in the case of an entity, and, in each case, and such knowledge as would be imputed to such persons upon due inquiry.

“Law” means any United States or non-United States (including Guatemalan) statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so, except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) changes affecting generally the industries or markets in which the Company operates, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable Laws or accounting rules or principles, including changes in GAAP, (E) any other action required by this Agreement, or (F) the announcement of the Merger (provided, in the case of (A), (B), (C) or (D), that such event, change, circumstance, occurrence, effect, result or state of facts does not affect the Company in a substantially disproportionate manner).

“Merger Consideration Unit” means, collectively, (i) one (1) fully-paid and non-assessable share of Acquiror Series B Preferred Stock and (ii) Acquiror Warrants to acquire eighty-eight hundredths (0.88) of a share of Acquiror Series B Preferred Stock.

“Merger Consideration Unit Issue Value” means the sum of (i) the Acquiror Preferred Issue Value plus (ii) eighty-eight hundredths (0.88) multiplied by the Acquiror Warrant Issue Value.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries (including all Cash), plus (ii) the Aggregate Vested Option Exercise Price, minus (iii) the consolidated current liabilities of the Company and its Subsidiaries (including all unpaid Transaction Expenses that are accrued or due), in each case before taking into account the consummation of the transactions contemplated hereby (except for Transaction Expenses, which shall be determined as of the Closing giving effect to the transactions contemplated hereby), and calculated in accordance with the Applicable Accounting Principles; provided, however, that Net Working Capital shall exclude (i) any amounts relating to or included in Indebtedness to the extent such amounts are reflected in the calculation of the adjusted Merger Consideration (to avoid any double-counting with any other adjustments) and (ii) any deferred Tax assets or liabilities.  A sample calculation of Net Working Capital as of the date of the Balance Sheet (the “Sample Net Working Capital Calculation”) has been included on Exhibit D for illustrative purposes.

“Option” means each outstanding option to purchase shares of Company Common Stock issued under the Option Plan.

“Option Plan” means the 2014 Equity Incentive Plan of the Company.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means, without duplication, all Taxes for which the Company or its Subsidiaries is or could be liable (a) with respect to any Pre-Closing Tax Period, (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (c) as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (d) arising out of or resulting from this Agreement (including Transfer Taxes but excluding Taxes included in Closing Net Working Capital), in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing and any Losses incurred in connection with any of the foregoing.  In the case of any Straddle Period: (x) any Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).  In the case of clause (y), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.  Pre-Closing Taxes shall be computed without regard to any deductions or losses attributable to amounts payable or paid with respect to any amounts arising from this Agreement.

“Property Taxes” means real, personal and intangible property taxes.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past two years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“Straddle Period” means a Tax Period including and ending after the Closing Date.

“Series A Per Share Merger Consideration” means the amount that would be paid pursuant to the Company Charter with respect to each share of Company Series A Preferred Stock upon a Liquidation Event (as defined in the Company Charter) if (i) the total amount available to be distributed to the stockholders of the Company upon such Liquidation Event were equal to the Enterprise Value and (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time were issued and outstanding.

“Series B Per Share Merger Consideration” means the amount that would be paid pursuant to the Company Charter with respect to each share of Company Series B Preferred Stock upon a Liquidation Event if the total amount available to be distributed to the stockholders of the Company upon such Liquidation Event were equal to the Enterprise Value and (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time were issued and outstanding.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.”

“Target Net Working Capital” means Three Million dollars ($3,000,000).

“Tax Period” means any period prescribed by any Law or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any and all returns, declarations, reports, statements, information returns, elections, certificates, bills, documents, claims for refund, amended returns or other documents or statements filed or submitted, or required to be filed with or submitted to, any Governmental Authority (or to any third party to whom a Tax is required to be paid) with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

“Taxes” means:  (i) all federal, state, local, foreign, provincial and other net income, gross income, alternative, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, capital production, occupation, premium, real, personal or intangible property, windfall profits, transaction, title, registration, customs, duties, levies, tariff, impost, escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return); (ii) any interest and penalties, fines or additions to tax or additional amounts imposed in connection with (x) any item described in clause (i) or (y) the failure to  comply with any requirement imposed with respect to any Tax Return; (iii) any liability for payment of amounts described in clauses (i) or (ii) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iv) any liability for the payment of amounts described in clauses (i), (ii) or (iii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Unvested Option” means an Option that is not a Vested Option as of immediately prior to the Effective Time.

“Vested Option” means an In-the-Money Option that is vested as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Option triggered by the transactions contemplated by this Agreement).

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 1.2                      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

A&R Stockholder Agreement	Recitals
Acquiror	Preamble
Acquiror Indemnified Parties	5.2
Acquiror Preferred Stock	4.4(a)
Acquiror SEC Documents	4.5(a)
Acquiror Series B Preferred Stock	Recitals
Acquiror-Owned Shares	2.7(b)
Agreement	Preamble
Applicable Accounting Principles	2.13(a)
Balance Sheet	3.6(b)
Book-Entry Shares	2.10(a)
Cancelled Shares	2.7(c)
CERCLA	3.16(f)(iii)
Certificate of Designation	Recitals
Certificate of Merger	2.2(b)
Claim Notice	5.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.13(a)
Closing Date	2.2(a)
Closing Indebtedness	2.13(a)
Closing Net Working Capital	2.13(a)
Code	3.10(b)
Common Merger Consideration	2.7(a)(iii)
Company	Preamble
Company Common Stock	Recitals
Company Optionholder	2.9
Company Registered IP	3.14(e)
Company Series A Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Stockholder	2.7
DGCL	Recitals
Direct Claim	5.4(c)
Disclosure Schedule	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Environmental Laws	3.16(f)(i)
Environmental Permits	3.16(f)(ii)
ERISA	3.10(a)(i)
Final Closing Statement	2.13(a)
Financial Statements	3.6(a)
Fundamental Representations	5.1(a)(i)
Hazardous Substances	3.16(f)(iii)
Indemnified Party	5.4(a)
Indemnifying Party	5.4(a)
Independent Accounting Firm	2.13(c)
Interim Financial Statements	3.6(a)
IRS	3.10(b)
Letter of Transmittal	2.10(a)

Losses	5.2
Majority Holders	2.14(c)
Material Contracts	3.17(a)
Measurement Date	4.4(a)
Merger	Recitals
Merger Consideration	2.7(a)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Net Adjustment Amount	2.13(f)(i)
Non-U.S. Benefit Plan	3.10(n)
Notice of Disagreement	2.13(b)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Personal Information	3.20(a)
PII	3.14(i)
Plans	3.10(a)(iii)
Privacy Laws	3.20(a)
Privacy Policies	3.14(i)
Release	3.16(f)(iv)
Remediation	3.16(f)(v)
Securities Act	2.16
Series A Merger Consideration	2.7(a)(i)
Series B Merger Consideration	2.7(a)(ii)
Stockholder Agreement	Recitals
Stockholder Consent	Recitals
Stockholder Representative	2.14(a)
Sub	Preamble
Surviving Corporation	2.1
Tax Actions	3.15(h)
Third Party Claim	5.4(a)
WARN Act	3.11(f)

ARTICLE II
THE MERGER

Section 2.1                      The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2                      Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at the offices of the Company, 18872 MacArthur Blvd., Suite 200, Irvine, California at 10:00 a.m., local time, immediately following the execution of this Agreement on the date hereof.  The date on which the Closing takes place is referred to as the “Closing Date.”

(b)           Immediately following the execution of this Agreement, the parties shall cause a certificate of merger substantially in the form attached as Exhibit E hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3                      Effects of the Merger.  The Merger shall have the effects provided for in this Agreement and in the applicable provisions of Delaware Law.

Section 2.4                      Certificate of Incorporation and Bylaws.

(a)           At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form set forth in Exhibit F hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)           At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be the same as the name of the Company prior to the Effective Time)) the bylaws of Sub as of the date hereof and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5                      Directors; Officers.  From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be and constitute all of the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Sub serving immediately prior to the Effective Time shall be and constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6                      Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7                      Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any Company Shares (each such holder (other than holders of Cancelled Shares), a “Company Stockholder”) or any shares of capital stock of Sub:

(a)           Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, subject to and in accordance with the procedures set forth in Section 2.10 and Section 2.13 hereof, at the times specified herein, the number of Merger Consideration Units, if any, that is equal to:

(i)           in the case of a share of Company Series A Preferred Stock, (A) the Series A Per Share Merger Consideration, subject to adjustment pursuant to Section 2.13, divided by (B) the Merger Consideration Unit Issue Value (the “Series A Merger Consideration”);

(ii)           in the case of a share of Company Series B Preferred Stock, (A) the Series B Per Share Merger Consideration, subject to adjustment pursuant to Section 2.13, divided by (B) the Merger Consideration Unit Issue Value (the “Series B Merger Consideration”); and

(iii)           in the case of a share of Company Common Stock, (A) the Common Per Share Merger Consideration, subject to adjustment pursuant to Section 2.13, divided by (B) the Merger Consideration Unit Issue Value (the “Common Merger Consideration” and, together with the Series A Merger Consideration and the Series B Merger Consideration, the “Merger Consideration”).

As of the Effective Time, all such shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the applicable Merger Consideration.

(b)           Each Company Share that is owned by the Acquiror or Sub immediately prior to the Effective Time (the “Acquiror-Owned Shares”) and the Acquiror Option for Company Shares shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c)           Each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (the Company Shares described in Section 2.7(b) and this Section 2.7(c) shall be referred to herein as the “Cancelled Shares”); and

(d)           Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8                      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such Company Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses such right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7(a), without interest.  The Company shall give the Acquiror (a) prompt notice of any demands received by the Company for appraisal of Company Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL.  The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9                      Options.

(a)           At the Effective Time, each Vested Option issued and outstanding as of immediately prior to the Effective Time shall be cancelled, and in consideration of such cancellation, each holder of such Vested Option (each, a “Company Optionholder”) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (i) the number of shares of Company Common Stock for which such Vested Option is exercisable and (ii) the excess of the Common Per Share Merger Consideration over the per share exercise price of such Vested Option.  The amounts described in this Section 2.9(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Vested Options.

(b)           At the Effective Time, to the extent not prohibited by applicable Law, each Unvested Option shall be cancelled without consideration and shall be of no further force and effect.

Section 2.10                      Exchange of Company Shares; Payment for Options.

(a)           Prior to the Closing Date, each Company Stockholder of record of uncertificated Company Shares represented by book entry (“Book-Entry Shares”) and whose Company Shares were converted into the right to receive the consideration described in Section 2.7(a), received a letter of transmittal in the form attached as Exhibit G hereto (the “Letter of Transmittal”).  Upon surrender of a Book-Entry Share by delivery to the Acquiror at or after the Closing of a duly completed and validly executed Letter of Transmittal and an executed counterpart signature page to the A&R Stockholder Agreement, the Company Stockholder of such Book-Entry Shares shall be entitled to receive in exchange for such Book-Entry Shares (other than any Cancelled Shares and any Dissenting Shares) (A) that number of shares of Acquiror Series B Preferred Stock to which such Company Stockholder shall have become entitled pursuant to Section 2.7(a), rounded to the nearest whole share (which shall be in uncertificated book-entry form), (B) any dividends or other distributions payable pursuant to Section 2.10(c) and (C) that number of Acquiror Warrants to acquire shares of Acquiror Series B Preferred Stock to which such Company Stockholder shall have become entitled pursuant to Section 2.7(a), rounded to the nearest whole share, and such Book-Entry Shares shall then be cancelled.  No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to any Company Stockholder.  Until surrendered as contemplated by this Section 2.10, each Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable pursuant to Section 2.10(c).

(b)           If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, it shall be a condition of payment that such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Share or shall have established to the satisfaction of the Acquiror that such Tax is not applicable.

(c)           No dividends or other distributions with respect to Acquiror Series B Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Book-Entry Share with respect to the shares of Acquiror Series B Preferred Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Book-Entry Share in accordance with this Article II.  Following the surrender of Book-Entry Shares in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Series B Preferred Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Series B Preferred Stock.

(d)           The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.10(c) issued and paid upon the surrender for exchange of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, transfer is sought for Book-Entry Shares, such Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no fractional shares of Acquiror Series B Preferred Stock shall be issued upon the surrender for exchange of Book-Entry Shares, no dividends or other distributions with respect to the Acquiror Series B Preferred Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Acquiror, and the number of shares of Acquiror Series B Preferred Stock issued upon the surrender for exchange of Book-Entry Shares (taking into account all Company Shares held at the Effective Time by such holder) shall be rounded to the nearest whole share.  Notwithstanding anything to the contrary contained herein, no Acquiror Warrants shall be issued to acquire fractional shares of Acquiror Series B Preferred Stock, and the number of shares of Acquiror Series B Preferred Stock that may be acquired by any holder pursuant to the Acquiror Warrants issued upon the surrender for exchange of Book-Entry Shares (taking into account all Company Shares held at the Effective Time by such holder) shall be rounded to the nearest whole share.

(f)           None of the Acquiror, the Surviving Corporation or any other Person shall be liable to any Person in respect of shares of Acquiror Series B Preferred Stock or dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time, or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Acquiror Series B Preferred Stock) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           As promptly as practicable after the Effective Time, the Surviving Corporation shall, in exchange for the Vested Options, make the payment in respect of each such Option to which each holder thereof is entitled as specified in Section 2.9(a).

Section 2.11                      Withholding Right.  The Acquiror, Sub and the Surviving Corporation shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Company Stockholder, Company Optionholder or other Person pursuant to this Agreement such amounts as the Acquiror, Sub or the Surviving Corporation determines it is required to deduct and withhold under the Code, or any provision of applicable Tax Law.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.12                      Reserved.

Section 2.13                      Post-Closing Adjustment of Merger Consideration.

(a)           Within 90 days after the Closing Date, the Acquiror shall prepare and deliver to the Stockholder Representative (on behalf of the Stockholders) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries dated as of the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”) and (B) Indebtedness (the “Closing Indebtedness”) (with each of Closing Net Working Capital and Closing Indebtedness determined as of 11:59 pm Eastern Time on the day immediately preceding the Closing Date without giving effect to the transactions contemplated herein, except for Transaction Expenses, which shall be determined as of the Closing giving effect to the transactions contemplated hereby).  Closing Net Working Capital and Closing Indebtedness shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (provided that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth in the Sample Net Working Capital Calculation (the “Applicable Accounting Principles”).

(b)           The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital and/or Closing Indebtedness, as set forth in the Final Closing Statement.  The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital and/or Closing Indebtedness not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital and/or Closing Indebtedness as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.13.

(c)           During the 15-day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital and/or Closing Indebtedness as specified therein.  Any disputed items resolved in writing between the Stockholder Representative and the Acquiror within such 15-day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital and Closing Indebtedness, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Stockholder Representative and the Acquiror have not resolved all such differences by the end of such 15-day period, the Stockholder Representative and the Acquiror shall submit, in writing, to a nationally recognized, independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital and Closing Indebtedness, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital and Closing Indebtedness, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Stockholder Representative’s and the Acquiror’s respective calculations of the Closing Net Working Capital and Closing Indebtedness that are identified as being items and amounts to which the Stockholder Representative and the Acquiror have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm shall be an independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Acquiror.  The Stockholder Representative and the Acquiror shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 7.10.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d)           The costs of any dispute resolution pursuant to Section 2.13(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Stockholder Representative and the Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)           During the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.13, the Acquiror shall cause the Surviving Corporation to afford the Stockholder Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Surviving Corporation and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital and Indebtedness as specified in this Section 2.13; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)           The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)           For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.13 minus the Target Net Working Capital, minus the Closing Indebtedness as finally determined pursuant to this Section 2.13;

(ii)           If the Net Adjustment Amount is positive by an amount in excess of $300,000, the Enterprise Value shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, each Company Stockholder shall be entitled to receive, subject to and in accordance with the procedures set forth in Section 2.10, the number of Merger Consideration Units that is equal to (A) the number of Merger Consideration Units to which such Company Stockholder is entitled pursuant to Section 2.7(a) based upon the adjusted Enterprise Value, minus (B) the number of Merger Consideration Units issued to such Company Stockholder pursuant to Section 2.7(a) based upon the unadjusted Enterprise Value, plus (C) such Company Stockholder’s Consideration Percentage of (1) the excess of the aggregate amount that would be payable to the Company Optionholders pursuant to Section 2.9(a) based upon the adjusted Enterprise Value over the aggregate amount paid to the Company Optionholders pursuant to Section 2.9(a) based upon the unadjusted Enterprise Value, divided by (2) the Merger Consideration Unit Issue Value.  To the extent such adjustment results in any Company Stockholder being entitled to receive a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock such Company Stockholder shall be entitled to receive shall be rounded to the nearest whole share.  To the extent such adjustment results in any Company Stockholder being entitled to receive Acquiror Warrants to acquire a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock that may be acquired pursuant to the Acquiror Warrants such Company Stockholder shall be entitled to receive shall be rounded to the nearest whole share.

(iii)           If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount) by an amount in excess of $300,000, the Enterprise Value shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Acquiror shall cancel a number of Merger Consideration Units held by each Company Stockholder that is equal to (A) the number of Merger Consideration Units issued to such Company Stockholder pursuant to Section 2.7(a) based upon the unadjusted Enterprise Value, minus (B) the number of Merger Consideration Units to which such Company Stockholder is entitled pursuant to Section 2.7(a) based upon the adjusted Enterprise Value, plus (C) such Company Stockholder’s Consideration Percentage of (1) the excess of the aggregate amount paid to the Company Optionholders pursuant to Section 2.9(a) based upon the unadjusted Enterprise Value over the aggregate amount that would be payable to the Company Optionholders pursuant to Section 2.9(a) based upon the adjusted Enterprise Value, divided by (2) the Merger Consideration Unit Issue Value.  To the extent such cancellation results in any Company Stockholder holding a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock such Company Stockholder holds shall be rounded to the nearest whole share.  To the extent such cancellation results in any Company Stockholder holding Acquiror Warrants to acquire a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock that may be acquired pursuant to such Acquiror Warrants shall be rounded to the nearest whole share.

Section 2.14                      Stockholder Representative.

(a)           By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letter of Transmittal, the Company Stockholders and Company Optionholders irrevocably appoint and constitute José Vargas as agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Company Stockholders and Company Optionholders for certain limited purposes, as specified herein (the “Stockholder Representative”), including the full power and authority to act on the Company Stockholders’ and Company Optionholders’ behalf as provided in Section 2.14(b).  The Company Stockholders and Company Optionholders, by approving this Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative, except as provided in Section 2.14(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Stockholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Company Stockholder or Company Optionholder.  All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Company Stockholders and Company Optionholders, and no Company Stockholder or Company Optionholder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.  The Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Company Stockholders and Company Optionholders, and the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b)           The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements (including pursuant to Section 2.13 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Section 2.13 and Article V hereof); (iii) receive and disburse to the Company Stockholders and Company Optionholders any amounts received on behalf of the Company Stockholders or Company Optionholders under this Agreement or the Ancillary Agreements (including pursuant to Section 2.13 and Article V hereof); (iv) withhold any amounts received on behalf of the Company Stockholders or Company Optionholders under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Company Stockholders, Company Optionholders or the Stockholder Representative in the performance of their duties hereunder (including pursuant to Section 2.13 and Article V hereof); (v) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Company Stockholders or Company Optionholders); and (vi) to take all other actions to be taken by or on behalf of the Company Stockholders and Company Optionholders in connection with this Agreement (including pursuant to Section 2.13 and Article V hereof) and the Ancillary Agreements.  The Stockholder Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c)           The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Company Stockholders and Company Optionholders holding a majority of the aggregate Consideration Percentage as of the Effective Time (the “Majority Holders”), with the prior consent of the Acquiror, not to be unreasonably withheld.  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders, with the prior consent of the Acquiror, not to be unreasonably withheld.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, the Acquiror, Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative as described in Section 2.14(a).

(d)           The Stockholder Representative shall be entitled to reimbursement from the Company Stockholders and Company Optionholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity.  Neither the Acquiror nor the Company nor its Subsidiaries shall have any monetary obligation or liability to the Stockholder Representative.

(e)           By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, each Company Stockholder and Company Optionholder hereby, jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative and its partners, managers, officers, agents and other representatives from and against any losses, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons arising out of actions taken or omitted to be taken in the Stockholder Representative’s capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

Section 2.15                      FIRPTA Certificate.  Prior to and within thirty (30) days of the Closing Date, the Company delivered to the Acquiror (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit H.

Section 2.16                      Acquiror Series B Preferred Stock; Acquiror Warrants.  The Acquiror Series B Preferred Stock and Acquiror Warrants to be issued pursuant hereto have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities Laws of any state and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless a registration statement under the Securities Act and other applicable securities Laws with respect to such Acquiror Series B Preferred Stock or Acquiror Warrants is then in effect, or such registration under the Securities Act and other applicable securities Laws is not required due to available exemptions from such registration.  The Acquiror Series B Preferred Stock and Acquiror Warrants to be issued pursuant hereto are subject to the A&R Stockholder Agreement, and it is a condition precedent to the issuance of any Acquiror Series B Preferred Stock or Acquiror Warrants hereunder that the holder thereof execute the A&R Stockholder Agreement and agree to and become bound by all the provisions of the A&R Stockholder Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedule attached hereto (collectively, the “Disclosure Schedule”) (it being agreed that, other than with respect to Section 3.15, the disclosure of any information in a particular section or subsection of the Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company hereby represents and warrants to the Acquiror and Sub as follows:

Section 3.1                      Organization and Qualification.

(a)           Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedule, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not be material.

(b)           The Company has heretofore furnished to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  The Company Charter and such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.  The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Acquiror prior to the date hereof are true and complete in all material respects.

Section 3.2                      Authority.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to the approval and adoption of this Agreement by Stockholders representing a majority of the outstanding Company Shares (which the Company acknowledges is to occur by execution of the Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company.  Except for the approval and adoption of this Agreement by the Stockholders pursuant to the Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.  The Stockholder Consent provides that it will be irrevocable upon delivery.  The affirmative vote of Stockholders representing eighty percent (80%) of the outstanding Company Shares is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent by Stockholders representing eighty percent (80%) of the outstanding Company Shares will constitute such approval.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto,  this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3                      No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)           conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii)           result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except for any such breaches, defaults or other occurrences that are not material.

(b)           Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4                      Capitalization.

(a)           The authorized capital stock of the Company consists of 80,000 shares of Company Common Stock,  of which 53,062 shares of Company Common Stock are issued and outstanding, 13,000 shares of Company Series A Preferred Stock, of which 8,000 shares of Company Series A Preferred Stock are issued and outstanding, and 8,000 shares of Company Series B Preferred Stock, of which no shares of Company Series B Preferred Stock are issued and outstanding.  Schedule 3.4(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all record and beneficial owners of the issued and outstanding capital stock of the Company, indicating the respective number of Company Shares held.  Schedule 3.4(a)(ii) of the Disclosure Schedule sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.

(b)           Schedule 3.4(b) of the Disclosure Schedule sets forth the names and addresses of record of all Persons holding any Option, together with the number of Options thus held, the number of Company Shares under such Option, and the relevant exercise price(s), vesting date(s) and number of Options vesting on each such date, and expiration date(s) thereof.

(c)           Except for the Company Shares, Acquiror Option for Company Shares and as set forth in Schedule 3.4(a)(i) or (ii) or Schedule 3.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable securities Laws.  Except as set forth in Schedule 3.4(b) of the Disclosure Schedule and except for rights granted to the Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.5                      Equity Interests.  Except for the Subsidiaries listed in Schedule 3.4(a)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6                      Financial Statements; No Undisclosed Liabilities.

(a)           Except as set forth in Schedule 3.6(a) of the Disclosure Schedule, true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014 and December 31, 2013, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2015, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedule.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)           Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2015 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

(c)           The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(d)           The financial projections relating to the Company most recently delivered to the Acquiror prior to the Closing Date constitute the Company’s best estimate of the information purported to be shown therein and were prepared in the ordinary course of business.  The Company has no knowledge of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

Section 3.7                      Absence of Certain Changes or Events.  Except as set forth in Schedule 3.7 of the Disclosure Schedule and except for the transactions contemplated by this Agreement, since the date of the Balance Sheet:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has:

(i)           amended or otherwise changed its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)           issued, sold, pledged, disposed of or otherwise subjected to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Company Shares in accordance with the terms of the Option Plan) or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(iii)           declared, set aside, made or paid any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(iv)           reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock or other equity or ownership interest or made any other change with respect to its capital structure;

(v)           acquired any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(vi)           except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise altered the Company’s or a Subsidiary’s corporate structure;

(vii)           incurred any Indebtedness or issued any debt securities or assume, guarantee or endorse, or otherwise became responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice;

(viii)           amended, waived, modified or consented to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or entered into any Contract other than in the ordinary course of business consistent with past practice;

(ix)           authorized, or made any commitment with respect to, any single capital expenditure that is in excess of $50,000 or capital expenditures that are, in the aggregate, in excess of $100,000 for the Company and its Subsidiaries taken as a whole;

(x)           entered into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;

(xi)           increased the compensation payable or to become payable or the benefits provided to its directors, officers, employees or contractors, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees or contractors of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $50,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan;

(xii)           entered into any Contract with any Related Party of the Company or any of its Subsidiaries;

(xiii)           made any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(xiv)           made, revoked or modified any Tax election, settled or compromised any Tax liability or filed any Tax Return other than on a basis consistent with past practice;

(xv)           paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(xvi)           cancelled, compromised, waived or released any right or claim other than in the ordinary course of business consistent with past practice;

(xvii)           permitted the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(xviii)           permitted the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(xix)           accelerated the collection of or discount any accounts receivable, delayed the payment of accounts payable or defer expenses, reduced inventories or otherwise increased cash on hand, except in the ordinary course of business consistent with past practice;

(xx)           paid or become liable to pay any costs or expenses arising out of or related to the transactions contemplated by this Agreement or the Ancillary Agreements;

(xxi)           commenced or settled any Action; and

(xxii)           announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing.

Section 3.8                      Compliance with Law; Permits.

(a)           Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b)           Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.  The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.  No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.9                      Litigation.  There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such, nor is there, to the knowledge of the Company, any basis for any such Action.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10                      Employee Benefit Plans.

(a)           Schedule 3.10(a) of the Disclosure Schedule sets forth a true and complete list of:

(i)           all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, deferred compensation, retiree medical or life insurance, health, life or disability insurance, vacation, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change of control, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation (contingent or otherwise) or which are maintained, contributed to or sponsored for the benefit of any current or former employee, officer, consultant or director (in each case being a natural person) of the Company or any of its Subsidiaries;

(ii)           each employee benefit plan for which the Company, any of its Subsidiaries or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; and

(iii)           any plan in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA (collectively clauses (i), (ii) and (iii), the “Plans”).

(b)           Each Plan referred to in Section 3.10(a) is in writing.  The Company has furnished to the Acquiror a true and complete copy of each such Plan and has delivered to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.  Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Neither the Company, nor any of its Subsidiaries or ERISA Affiliates as ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”)(ii) an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a pension plan which is a "multiple employer plan" as defined in Section 413 of the Code (a “Multiple Employer Plan”), or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code.

(d)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(e)           None of the Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et. seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA.

(f)           Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(g)           Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan.  No Action by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority or by any plan participant or beneficiary is pending or, to the knowledge of the Company, threatened with respect to any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plans other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.

(h)           Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified.  No fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(i)           There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan.  No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(j)           All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes.  No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.

(k)           The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(l)           With respect to each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated and maintained since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(m)           Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.  There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(n)           In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i)           all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii)           the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and the consummation of the transactions contemplated hereby shall not cause such assets or insurance obligations to be less than such benefit obligations; and

(iii)           each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.  Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States Laws.

Section 3.11                      Labor and Employment Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  There are no, and during the past five (5) years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  There is no, and during the past five (5) years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.  Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b)           The Company is and during the past five (5) years has been in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)           The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(e)           There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.  To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f)           During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

Section 3.12                      Title to, Sufficiency and Condition of Assets.

(a)           The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b)           All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13                      Real Property.

(a)           Schedule 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property and all Leased Real Property.  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) except as set forth in Schedule 3.13(a) of the Disclosure Schedule, good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b)           To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property.  To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.14                      Intellectual Property.

(a)           Schedule 3.14 of the Disclosure Schedule sets forth a true and complete list of all registered and material unregistered Marks, Patents and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary.

(b)           No registered Mark identified on Schedule 3.14 of the Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks.  No Patent identified on Schedule 3.14 of the Disclosure Schedule has been or is now involved in any interference, reissue, reexamination, derivation or other post-grant proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)           The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.14 of the Disclosure Schedule and all other Intellectual Property purported to be owned by the Company or any of its Subsidiaries, including any Intellectual Property that was developed by any employees or contractors of the Company or any of its Subsidiaries for the Company or such Subsidiary.  Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d)           Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have participated in the development of any Intellectual Property for the Company or any of its Subsidiaries or who have had access to any confidential information of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(e)           All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Schedule (“Company Registered IP”) are valid and subsisting and, to the knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)           The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party; provided that, in the case of infringement of any Patents of any third party, the foregoing representation and warranty is given solely to the knowledge of the Company.  Neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor.  No Intellectual Property owned by or, to the to the knowledge of the Company, licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g)           Neither the Company nor any of its Subsidiaries has granted any exclusive license with respect to, any Intellectual Property or has transferred ownership in the prior two (2) years of any Intellectual Property that at the time of transfer was material to the business of the Company or any its Subsidiaries.  Upon the consummation of the Closing, the Acquiror shall succeed to all of the material Intellectual Property rights used in, or necessary for, the conduct of the Company’s and its Subsidiaries’ businesses as they are currently and proposed to be conducted, and all of such rights shall be exercisable by the Acquiror (through its ownership of the Company) to the same extent as by the Company and its Subsidiaries prior to the Closing, subject to any subsequent expiration or termination of any license granting the Company a right to use any Intellectual Property that may occur in accordance with the terms of the applicable license agreement.  No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or reasonably foreseeable or, to the knowledge of the Company, threatened.

(h)           The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or modify in any respect any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i)           The Company’s and its Subsidiaries’ collection, use, storage, and sharing of personally identifiable information of any individual (“PII”) is in compliance with (i) the applicable privacy policies of the Company or such Subsidiary (“Privacy Policies”) and (ii) all applicable privacy, data protection and similar Laws.  The Privacy Policies are in compliance with all applicable Laws regarding the collection, retention, use and disclosure of PII.  The Company and its Subsidiaries have taken commercially reasonable technological and procedural measures to protect PII in its possession against loss, theft and unauthorized access or disclosure in accordance with the Privacy Policies.  To the Knowledge of the Company, except as set forth in Schedule 3.14(k) of the Disclosure Schedule, there has been no loss, theft or unauthorized access resulting in the disclosure of PII to any Person or entity within the prior twenty-four (24) months and the Company and its Subsidiaries have not received within the prior twenty-four (24) months any notice or claim of any such loss, theft or unauthorized access or disclosure.  The Company and its Subsidiaries have not received within the prior twenty-four (24) months any claims, notices or complaints regarding the Privacy Policies, any alleged unauthorized disclosure, retention, or misuse of any PII in the possession of the Company or any of its Subsidiaries.  The execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, will not, to the Knowledge of the Company, violate in any material respect any applicable Laws or the Privacy Policies.

(j)           To the Knowledge of Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in the conduct of the Company’s and its Subsidiaries’ businesses during the prior twenty-four (24) months.

Section 3.15                      Taxes.

(a)           Each of the Company and its Subsidiaries has timely filed (taking account of extensions to file that have been properly obtained) with the appropriate Governmental Authority all Tax Returns required to have been filed by or on behalf of it, and such Tax Returns are true, correct and complete in all respects.  The Company has delivered or made available to the Acquiror true, correct and complete copies of (i) all United States federal and state, local and foreign income Tax Returns and other material Tax Returns filed by or on behalf of the Company and each of its Subsidiaries and (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes with respect to the Company and each of its Subsidiaries.  Schedule 3.15(a) of the Disclosure Schedule sets forth each jurisdiction where the Company and each of its Subsidiaries will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the Tax required to be paid.

(b)           Each of the Company and its Subsidiaries has timely paid all Taxes required to have been paid by it that have become due (whether or not such Taxes were shown or reportable on any Tax Return).

(c)           The Company and its Subsidiaries have complied in all respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes, and each of the Company and its Subsidiaries has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it would have been obligated to collect or withhold Taxes.

(d)           (i) The Taxes for which the Company and its Subsidiaries were liable as of the end of the most recent period covered by the Interim Financial Statements  (computed in a manner consistent with the computation of Pre-Closing Taxes) (A) do not exceed the accruals for current Taxes set forth on the balance sheet included in the Interim Financial Statements, (B) have been accrued in the ordinary course of business, and (C) do not exceed comparable amounts previously paid with respect to similar periods in prior years, taking into account any changes in the Company or any of its Subsidiary’s ordinary course operating results, and (ii) no Tax for which the Company or any of its Subsidiaries has become or will become liable since the end of the most recent period included in the Interim Financial Statements (computed in a manner consistent with the computation of Pre-Closing Taxes) has been incurred other than in the ordinary course of business consistent with amounts previously paid with respect to comparable prior periods, adjusted for changes in ordinary course operating results.  The Company and its Subsidiaries have each at all times used the accrual method of accounting for all applicable income Tax purposes.

(e)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return. No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes that is currently in force.

(f)           There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(g)           No claim has been made by any Governmental Authority to the effect that the Company or any of its Subsidiaries did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.

(h)           Neither the Company nor any of its Subsidiaries is or has been a party to or the subject of any Actions relating to Taxes (“Tax Actions”), or has any knowledge of any proposed or threatened Tax Action, and there are no matters under discussion with any Governmental Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes.  No Tax rulings have been applied for or received by the Company or any of its Subsidiaries.

(i)           All deficiencies asserted or assessments made or proposed against the Company and any of its Subsidiaries with respect to Taxes have been paid in full and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Authority that reasonably could be expected to be asserted in any other period.

(j)           Neither the Company nor any of its Subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law), without regard to any disclosure thereof, (ii) engaged in any transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code (or any similar provision of state, foreign or local Tax Law), or (iii) participated in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule).

(k)           Neither the Company nor any of its Subsidiaries is a party to or bound by (a) any Tax indemnity, Tax sharing, Tax allocation or similar agreement, (b) any other express or implied agreement under which it could have liability for any other Person’s Taxes, or (c) any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority.

(l)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Tax Law.

(m)           Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company).   Neither the Company nor any of its Subsidiaries have any liability for Taxes of any other Person (including any predecessor) by operation of Law, Contract or otherwise.

(n)           None of the assets of the Company or any of its Subsidiaries (i) is property that the Company is required to treat as being owned by any other Person for any Tax purposes, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(o)           Neither the Company nor any Subsidiary has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 263A of the Code or any similar provisions of state, local or foreign Law); (ii) prepaid amount received on or prior to the Closing Date, or (iii) income deferred under Section 108(i) of the Code; or (iv) installment sale or open transaction made, or any other transaction or event that occurred, on or prior to the Closing Date.

(p)           Neither the Company nor any of its Subsidiaries is, or has ever been, (i) a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, (ii) a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code or (iii) a personal holding company under Section 542 of the Code.  Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(q)           Any outstanding Company Share issued in connection with the performance of services (within the meaning of Section 83 of the Code) and that immediately prior to the Effective Time is nontransferable and subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) is the subject of a proper and timely election under Section 83(b) of the Code.

(r)           The Company and its Subsidiaries have complied in all material respects with all transfer pricing rules and regulations, including all documentation requirements, and all charges for goods or services sold or provided between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Subsidiaries, on the other hand, were sold or provided at arm’s length prices in accordance with applicable transfer pricing or similar rules and regulations and are not subject to adjustment.

(s)           No Subsidiary of the Company is or was treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or as a domestic corporation by reason of Section 7874(b) of the Code.  No Subsidiary of the Company that was formed in a jurisdiction outside of the United States (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax or (ii) is otherwise subject to Tax in the United States.  No Subsidiary of the Company that is or was treated as a “controlled foreign corporation” within Section 957 of the Code holds or held assets that constitute “United States property” within the meaning of Section 956 of the Code.

(t)           Neither the Company nor any of its Subsidiaries has had any items of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(u)           For purposes of this Section 3.15, where the context permits, each reference to the Company or its Subsidiaries shall include a reference to any other Person for whose Taxes the Company or its Subsidiaries, respectively, is or could be held liable under Law or by Contract.

Section 3.16                      Environmental Matters.

(a)           Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor, to the knowledge of the Company, is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)           No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company; (ii) to which the Company or any of its Subsidiaries has sent any Hazardous Substances; or (iii) with respect to which the Company or any of its Subsidiaries may be liable.  No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.  Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

(c)           There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d)           Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)           The Company and its Subsidiaries have provided to the Acquiror all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, or to which they have reasonable access, addressing every location ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(f)           For purposes of this Agreement:

(i)           “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)           “Environmental Permits” means all Permits required under any Environmental Law.

(iii)           “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)           “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(i)           “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.

Section 3.17                      Material Contracts.

(a)           Except as set forth in Schedule 3.17(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedule being “Material Contracts”):

(i)           any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii)           any Contract relating to or evidencing Indebtedness;

(iii)           any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)           any Contract with any Governmental Authority;

(v)           any Contract with any Related Party of the Company or any of its Subsidiaries;

(vi)           any employment or consulting Contract, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of $25,000;

(vii)           any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)           any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(ix)           any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(x)           any Contract providing for indemnification, excluding the Company’s standard-form indemnification provision (a copy of which has been provided to the Acquiror), to any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi)           any Contract relating in whole or in part to any Intellectual Property  other than (A) any Contract made in the ordinary course of business containing  a non-exclusive, internal-use license to commercially available “off-the-shelf” software that is licensed in object code form for an annual fee of not greater than $25,000 or an aggregate fee of not greater than $50,000 over the current Contract term, or (B) any advertiser agreement or publisher agreement disclosed in Schedule 3.17(a)(i) of the Disclosure Schedule and licensing Intellectual Property as a matter ancillary to a cost per click revenue sharing arrangement;

(xii)           any joint venture or partnership, merger, asset or stock purchase (excluding subscriptions for the Company’s preferred stock in connection with a financing round) or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiii)           any Contract with any labor union or providing for benefits under any Plan;

(xiv)           any hedging, futures, options (excluding any Options) or other derivative Contract;

(xv)           any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvi)           any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xvii)           any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $25,000 on an annual basis or in excess of $50,000 over the current Contract term, (B) has a term greater than one year (not counting any automatic renewal provisions) and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)           Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and, except as set forth on Schedule 3.17(b) of the Disclosure Schedule, will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default.  The Company has delivered or made available to the Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18                      Affiliate Interests and Transactions.

(a)           No Related Party of the Company or any of its Subsidiaries:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

(b)           Except as set forth in Schedule 3.18(b) of the Disclosure Schedule, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).  Subsequent to the Closing, the Company and its Subsidiaries will own or have a valid license to all assets, properties and rights currently used in the conduct or operation of their business.

(c)           There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries.  Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.19                      Insurance.  Schedule 3.19 of the Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  The Company has not received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000.  All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged.  The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.20                      Privacy and Security

(a)           The Company and its Subsidiaries comply (and require and monitor the compliance of applicable third parties) with all U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act, Telephone Consumers Protection Act and California Civil Code section 1798.81.5), reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to:  (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s and its Subsidiaries’ Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their business partners; (ii) non-personally identifiable information (including such information of visitors who use the Company’s and its Subsidiaries’ Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b)           The Company and its Subsidiaries post all policies with respect to the matters set forth in Section 3.20(a) on its Websites in conformance with Privacy Laws.  Except as set forth on Schedule 3.20(b) of the Disclosure Schedule or to the extent the individual to which such Personal Information relates has given the Company or its applicable Subsidiary his or her consent, the Company and its Subsidiaries do not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and do not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information and no Personal Information that is collected by the Company or any its Subsidiaries is used or transferred by the Company or its Subsidiaries.

(c)           (i) To the Company’s knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(d)           The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, the Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

Section 3.21                      Customers and Suppliers.

(a)           Schedule 3.21(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of all clients of the Company and its Subsidiaries with a billing for each such client of $25,000 or more during the 12 months ended December 31, 2014, (ii) the amount for which each such client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period.  Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries.  None of such clients has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Schedule 3.21(b) of the Disclosure Schedule sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier of $10,000 or more during for the 12 months ended December 31, 2014 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period.  Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Surviving Corporation and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.  No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22                      Certain Payments.  Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents, consultants or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature.  The books of account and other financial records of the Company and its Subsidiaries (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls.

Section 3.23                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24                      Disclosure.  None of the representations or warranties of the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of the Company pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR AND SUB

Except (a) as disclosed or reflected in the Acquiror SEC Documents filed prior to the date of this Agreement or (b) as set forth in the corresponding section or subsection of the Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1                      Organization.  Each of the Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2                      Authority.  Each of the Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Acquiror and Sub and by the Acquiror as the sole stockholder of Sub.  No other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will have been, duly executed and delivered by the Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with their respective terms.

Section 4.3                      No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Sub;

(ii)           conflict with or violate any Law applicable to the Acquiror or Sub; or

(iii)           result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Acquiror or Sub is a party, except for any such breaches, defaults or other occurrences that are not material.

(b)           Neither the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4                      Capital Stock.

(a)           The authorized capital stock of the Acquiror consists of 55,000,000 shares of Acquiror Common Stock and 11,445,187 shares of preferred stock, par value $0.001 per share (the “Acquiror Preferred Stock”).  As of the close of business on September 30, 2015 (the “Measurement Date”), (i) 10,499,719 shares of Acquiror Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Acquiror Common Stock were held by the Acquiror in its treasury, (iii) no shares of Acquiror Preferred Stock were issued and outstanding and no shares of Acquiror Preferred Stock were held by the Acquiror in its treasury, (iv) 3,283,597 shares of Acquiror Common Stock were reserved for issuance pursuant to the Company’s equity incentive and stock option plans (of which 2,484,170 shares were subject to outstanding options to purchase shares of Acquiror Common Stock); and (v) 171,130 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding notes and warrants to purchase Acquiror Common Stock.  Acquiror’s Board of Directors has authorized the establishment of reserves (i) for the issuance of Acquiror Common Stock upon conversion of Acquiror Series B Preferred Stock issued in connection with the Merger or upon exercise of the Acquiror Warrants; and (ii) for the issuance of the Series B Preferred Stock upon exercise of the Acquiror Warrants.  Neither the Acquiror nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Acquiror or such Subsidiary on any matter.  Except as set forth above in this Section 4.4(a), as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Acquiror, (B) securities of the Acquiror or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Acquiror or other voting securities or equity interests of the Acquiror, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Acquiror or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from the Acquiror or any of its Subsidiaries, or obligations of the Acquiror or any of its Subsidiaries to issue, any shares of capital stock of the Acquiror, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Acquiror or rights or interests described in the preceding clause (C) or (E) obligations of the Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  The shares of Acquiror Series B Preferred Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           The authorized capital stock of Sub consists of 1000 shares of common stock, par value $0.001 per share, of which 1000 shares are issued and outstanding, all of which shares are beneficially owned by the Acquiror.

Section 4.5                      SEC Reports; Financial Statements.

(a)           The Acquiror has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Acquiror since January 1, 2012 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Acquiror SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Acquiror and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since December 31, 2014, the Acquiror has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)           The Acquiror has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to the Acquiror, including its consolidated Subsidiaries, required to be disclosed in the Acquiror’s periodic and current reports under the Exchange Act, is made known to the Acquiror’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of the Acquiror have evaluated the effectiveness of the Acquiror’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquiror SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)           The Acquiror and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Acquiror’s financial reporting and the preparation of the Acquiror’s financial statements for external purposes in accordance with GAAP.  The Acquiror has disclosed, based on its most recent evaluation of the Acquiror’s internal control over financial reporting prior to the date hereof, to the Acquiror’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Acquiror’s internal control over financial reporting which are reasonably likely to adversely affect the Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquiror’s internal control over financial reporting.

(e)           The Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

Section 4.6                      No Undisclosed Liabilities.  Neither the Acquiror nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited consolidated balance sheet of the Acquiror and its Subsidiaries as at June 30, 2015 included in the Quarterly Report on Form 10-Q filed by the Acquiror with the SEC on August 6, 2015 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2015 that are not material to the Acquiror and its Subsidiaries, taken as a whole.

Section 4.7                      Absence of Certain Changes or Events.  Since June 30, 2015, except as disclosed in the Acquiror SEC Documents, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.8                      Litigation.  There is no Action (or basis therefor) pending or, to the knowledge of the Acquiror, threatened against or affecting the Acquiror or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.  Neither the Acquiror nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.  There is no Action pending or, to the knowledge of the Acquiror, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.9                      Brokers.  Except for B.Riley & Co., the fees of which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Sub.

Section 4.10                      Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.11                      Disclosure.  None of the representations or warranties of the Acquiror or Sub contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of the Acquiror or Sub pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V
INDEMNIFICATION

Section 5.1                      Survival.

(a)           The representations and warranties of the Company, the Acquiror and Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the Indemnification Survival Date; provided, however, that:

(i)           the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Sections 3.4 and 4.4 relating to capitalization, Section 3.5 relating to equity interests, Section 3.14 relating to intellectual property and Sections 3.23 and 4.9 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.14, 3.23, 4.1, 4.2, 4.4 and 4.9 are collectively referred to herein as the “Fundamental Representations”) shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to any Third Party Claim that may be brought against any Acquiror Indemnified Party; and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely; and

(ii)           the representations and warranties set forth in Section 3.15 relating to Taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the collection from the Company, any Subsidiary or any Affiliate thereof (including the Acquiror) of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)           The respective covenants and agreements of the Company, the Acquiror and Sub contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the indemnification obligations set forth in this Article V shall survive indefinitely.

(c)           None of the Company Stockholders, Company Optionholders, the Acquiror or Sub shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Acquiror or the Stockholder Representative, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 5.2                      Indemnification by the Company Stockholders.  The Company Stockholders, severally but not jointly according to their respective Consideration Percentages, shall save, defend, indemnify and hold harmless the Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “Acquiror Indemnified Parties”) from and against, and shall compensate and reimburse each of foregoing for, any of the following, including any and all losses, damages, liabilities, deficiencies, claims, calculable diminution of value, interest, awards, judgments, Taxes, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the following:

(a)           any breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement (except that with respect to the A&R Stockholder Agreement, each Company Stockholder’s liability shall be limited to its own (alone or with any other Company Stockholders) breaches of any such representations or warranties in the A&R Stockholder Agreement) or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (for the sole purpose of determining Losses (and not for determining whether any breach of any representation or warranty has occurred)), without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect, knowledge or subsequent supplements or updates to the Disclosure Schedule);

(b)           any breach of any covenant or agreement by Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company or any of its Subsidiaries);

(c)           any Transaction Expenses charged to the Acquiror, Sub, the Surviving Corporation, the Company or any of their Affiliates that shall not have been reflected in the Final Closing Statement;

(d)           Pre-Closing Taxes (other than Taxes taken into account as a liability in determining Closing Net Working Capital);

(e)           any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; and

(f)           the Company and its Subsidiaries doing business or otherwise operating outside of the United States (either directly or indirectly through third parties), including their respective operations in Guatemala and compliance with Law, employment practices and classification of employees, consultants and independent contractors in connection therewith, and any allegations regarding the same.

Section 5.3                      Indemnification by the Acquiror.  The Acquiror shall save, defend, indemnify and hold harmless the Company Stockholders, the Company Optionholders and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the following:

(a)           any breach of any representation or warranty made by the Acquiror or Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, knowledge or other exception set forth therein); and

(b)           any breach of any covenant or agreement by the Acquiror or Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 5.4                      Procedures.

(a)           A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Stockholder Representative, on behalf of the Stockholders, or to the Acquiror, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of (i) any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages or (ii) any Third Party Claim that relates to Taxes (if the Indemnifying Party is not the Acquiror), and, in each case, the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.  The Indemnifying Party shall be liable for the reasonable out-of-pocket fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 5.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.   Notwithstanding anything to the contrary, the Acquiror shall not, without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned, or delayed) enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third Party Claim relating to Taxes to the extent such settlement, compromise or judgment would increase any Pre-Closing Taxes for which the Company Stockholders and Company Optionholders are liable under this Agreement.

(c)           An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article V.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d)           The indemnification required by the Company Stockholders hereunder shall be made, at the option of each Company Stockholder, either in cash or by cancellation by the Acquiror of a number of Merger Consideration Units that is equal to (i) the amount of the indemnifiable Losses payable by such Company Stockholder, divided by (ii) the Merger Consideration Unit Issue Value (or the number of shares of Acquiror Common Stock issued to such Company Stockholder into which such number of Merger Consideration Units has been converted); provided that, if such Company Stockholder fails to make payment in cash within five (5) Business Days of demand for payment, the Acquiror may require that such indemnification be made by cancellation of shares.  To the extent such cancellation results in any Company Stockholder holding a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock such Company Stockholder holds shall be rounded to the nearest whole share.  To the extent such cancellation results in any Company Stockholder holding Acquiror Warrants to acquire a fractional share of Acquiror Series B Preferred Stock, the number of shares of Acquiror Series B Preferred Stock that may be acquired pursuant to such Acquiror Warrants shall be rounded to the nearest whole share.  To the extent such cancellation results in any Company Stockholder holding a fractional share of Acquiror Common Stock, the number of shares of Acquiror Common Stock such Company Stockholder holds shall be rounded to the nearest whole share.  Notwithstanding the foregoing, from and after the close of business on the 120th day following the third anniversary of the Closing (or, if later, the final resolution of any claim pursuant to any Claim Notice delivered prior to such date), any shares of Acquiror Series B Preferred Stock or Acquiror Common Stock transferred by any Company Stockholder in accordance with the A&R Stockholder Agreement to a transferee that is not an Affiliate or Associate (as defined in the A&R Stockholder Agreement) of such Company Stockholder shall no longer be subject to cancellation in order to pay indemnification claims under this Agreement.

(e)           The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)           Notwithstanding the provisions of Section 7.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(g)           The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or intentional breach) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article V.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than rights, claims and causes of action arising from fraud, intentional misrepresentation or intentional breach) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article V.  Nothing in this subsection (g) shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek and obtain any remedy on account of any rights, claims and causes of action arising from fraud, intentional misrepresentation or intentional breach.

Section 5.5                      Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:  (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 5.2(a) or Section 5.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds the Indemnification Deductible, in which case the Indemnifying Party shall be liable only for Losses in excess of such amount, (b) an Indemnifying Party shall not be liable for any punitive damages (other than punitive damages awarded to a third party), and (c) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 5.2(a) or Section 5.3(a), as the case may be, shall be an amount equal to the Indemnification Cap; provided, that the foregoing clauses (a) and (c) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or of Section 3.15 relating to tax matters or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation (the maximum aggregate amount of indemnifiable Losses for which, collectively, shall be an amount equal to the Merger Consideration valued as provided in Section 5.4(d)).

Section 5.6                      Additional Provisions Related to Indemnification.

(a)           Unless otherwise required by Law, all payments by an Indemnifying Party under this Article V shall be treated as an adjustment to the Merger Consideration for all foreign, federal, state and local income Tax purposes.

(b)           The amount of any and all Losses under this Article V shall be determined net of any (i) insurance proceeds actually received by the Acquiror or the Company, as applicable, to the extent resulting from the facts giving rise to the right of indemnification hereunder or (ii) reimbursements or similar payments actually received by the Acquiror or the Company, as applicable, from a third party to the extent resulting from the facts giving rise to the right of indemnification hereunder; provided, however, neither the Acquiror nor the Company, as applicable, shall have any obligation whatsoever to seek any payments from, or take action with respect to, any such insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnified Party under this Article V and any such action shall be at the sole discretion of the Acquiror or the Company, as applicable.

(c)           In no event shall any Indemnified Party be entitled to recover Losses pursuant to this Article V to the extent that the Acquiror received a benefit from the reflection of such matter in the calculation of the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.13.

ARTICLE VI
COVENANTS

Section 6.1                      Tax Returns; Tax Cooperation.  The Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company identified on Schedule 3.15(a) that relate to taxable periods ending on or prior to the Closing Date that the Company is required to file after the Closing Date, and shall timely remit to the appropriate Governmental Authority, or cause the timely remittance of, all Taxes reflected on such Tax Returns; provided, however, that Acquiror shall not be responsible for any delinquency pertaining to any failure to pay any Tax prior to the Closing Date or the failure of Stockholder Representative to pay Pre-Closing Taxes as provided herein.  If the Company Stockholders and Company Optionholders are liable for any Taxes shown on any such Tax Return, the Acquiror shall provide a draft of any such Tax Return that is material to Stockholder Representative for its review at least twenty (20) days prior to filing (or, in the case of a Tax Return other than an income Tax Return, seven (7) days prior to filing) and shall consider in good faith any changes to such Tax Returns reasonably requested by Stockholder Representative.  The Stockholder Representative (on behalf of the Company Stockholders and the Company Optionholders) shall pay to the Acquiror any Pre-Closing Taxes shown to be due thereon (other than to the extent Pre-Closing Taxes were taken into account as a liability in determining Closing Net Working Capital) no later than three (3) days prior to the date on which such Taxes are required to be paid by the applicable Governmental Authority.  Unless required by applicable Law, as is consistent with Acquiror’s internal tax reporting policies, or as would not increase any Pre-Closing Taxes for which the Company Stockholders and Company Optionholders are liable under this Agreement, the Acquiror shall not, and shall not permit the Company or any of their Affiliates, to amend any material Tax Return of the Company with respect to a taxable period ending on or prior to the Closing Date, without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed.  The Stockholder Representative shall, and shall cause the Company Stockholders and the Company Optionholders to, reasonably cooperate with the Acquiror in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the Acquiror’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  The Acquiror shall ensure (after the Closing) the Company retains all material books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the applicable taxable period.

Section 6.2                      Stockholder Approvals.  The Acquiror hereby covenants and agrees to use all commercially reasonable efforts to secure the Stockholder Approvals (as defined in the Certificate of Designations) no later than the third annual meeting of the stockholders of the Acquiror following the Effective Date, including (i) holding a meeting (which meeting may be an annual meeting of the stockholders of the Acquiror following the Effective Date) to propose the Stockholder Approvals; (ii) recommend that the stockholders of the Acquiror vote their shares in favor of the Stockholder Approvals; and (iii) solicit proxies in favor of the Stockholder Approvals; provided, in each case, that the Board of Directors of the Acquiror determines that doing so would be consistent with the exercise of the fiduciary duties of the Board of Directors of the Acquiror.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1                      Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses; provided, that Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 7.2                      Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.3                      Extension.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.4                      Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 7.5                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to the Acquiror, Sub or the Surviving Corporation, to:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612
Attention:  General Counsel
Facsimile:  (949) 862-1323
E-mail:  glennf@autobytel.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90067
Attention:  Jonathan K. Layne
Facsimile:  (310) 552-7053
E-mail:  jlayne@gibsondunn.com

(ii)           if to Company or the Stockholder Representative, to:

José Vargas
3250 NE 1st Avenue, Suite 915
Miami, FL 33137
Attention:  José Vargas
Facsimile:  (305) 400-0817
E-mail:  jose@peoplefund.com

with a copy (which shall not constitute notice) to:

TangoLaw LLC
7616 116th Avenue NE
Seattle, WA 98033
Attention:  Douglas Choi, Esq.
E-mail:  doug@tangolaw.com

Section 7.6                      Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 7.7                      Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.8                      No Third-Party Beneficiaries.  Except as provided in Article V, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.9                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 7.10                      Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.11                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror or Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.12                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 7.13                      Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 7.14                      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.15                      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.16                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 7.17                      Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.18                      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.19                      No Presumption Against Drafting Party.  Each of the Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AUTOBYTEL INC.

By:  /s/ Glenn E. Fuller
       Name: Glenn E. Fuller
       Title: Executive Vice President, Chief
                 Legal and Administrative Officer and
          Secretary

NEW HORIZON ACQUISITION CORP.

By:  /s/ Glenn E. Fuller
       Name: Glenn E. Fuller
       Title: Secretary and Vice President

AUTOWEB, INC.

By:  /s/ Matias De Tezanos
       Name: Matias De Tezanos
       Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

        /s/ José Vargas
        Name: José Vargas

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS

OF

SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF AUTOBYTEL INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Autobytel Inc., a Delaware corporation (the “Corporation”), certifies as follows:

FIRST: That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Fifth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Board of Directors, on September 29, 2015, adopted the following resolution creating a series of its Preferred Stock, par value $0.001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates five hundred thousand (500,000) shares of the preferred stock, par value $0.001 per share, of the Corporation as “Series B Junior Participating Convertible Preferred Stock” (the “Series B Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1.  Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Series B Junior Participating Convertible Preferred Stock”.  The number of shares constituting such series so designated shall be five hundred thousand (500,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2.  Ranking.  The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank junior to all other preferred stock of the Corporation, other than a class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.

Section 3.  Definitions.  Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)           “Board of Directors” shall have the meaning set forth in the preamble hereto.

(d)           “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Irvine, California.

(e)           “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(f)           “Certificate of Designations” has the meaning set forth in the preamble hereto.

(g)           “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(h)           “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Capital Market on such date.  If the Common Stock is not traded on the Nasdaq Capital Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S.  national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S.  national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Capital Market shall govern.  If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(i)           “Common Stock” shall have the meaning set forth in Section 4(b).

(j)           “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(k)           “Conversion Price” means for each share of Series B Preferred Stock, $12.49 per share; provided, that such price shall be subject to adjustment as set forth herein.

(l)           “Corporation” shall have the meaning set forth in the preamble hereto.

(m)           “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n)           “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(o)           “Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to the Certificate of Designations and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(q)           “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(r)           “Exchange Property” shall have the meaning set forth in Section 11(a).

(s)           “Fundamental Change” means the occurrence of the consummation of (i) any consolidation or merger of the Corporation or similar transaction, (ii) any sale of the Common Stock for cash pursuant to a tender offer, or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(t)           “Holder” shall mean, as of any date, the Person in whose name the shares of the Series B Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u)           “Mandatory Conversion Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such shares of Series B Preferred Stock into authorized shares of Common Stock without such conversion resulting in a Violation.

(v)           “Optional Conversion” shall have the meaning set forth in Section 8(a).

(w)           “Optional Conversion Date” shall have the meaning set forth in Section 9(a)(1).

(x)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(y)           “Record Date” has the meaning set forth in Section 4(e).

(z)           “Reorganization Event” shall have the meaning set forth in Section 11(a).

(aa)           “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(bb)           “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(cc)           “Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

(dd)           “Share Value” means for each share of Series B Preferred Stock, an amount equal to (i) the Conversion Price on the Effective Date multiplied by ten (10), plus (ii) any Special Dividends added pursuant to Section 4(c).

(ee)           “Special Dividend” has the meaning set forth in Section 4(c).

(ff)           “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to approve the conversion of the Series B Preferred Stock into Common Stock for purposes of Section 5635 of the Rules of Nasdaq, which approvals the Corporation shall seek no later than the third annual meeting of the stockholders of the Corporation following the Effective Date.

(gg)           “Trading Day” means a day on which the shares of Common Stock:

(1)           are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(2)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(hh)           “Violation” means a violation of the stockholder approval requirements of Section 5635 of the Rules of Nasdaq.

(ii)           “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof to vote generally on all matters submitted to stockholders of the Corporation for a vote.

Section 4.  Dividends and Distributions.

(a)           From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b)           If the Board of Directors declares and the Corporation pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, par value $0.001 per share (the “Common Stock”), then the Board of Directors shall declare and the Corporation shall pay to the Holders of the Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred.

(c)           In addition to the dividends provided for in Section 4(b), dividends shall commence accruing from the day after the third annual meeting of the stockholders of the Corporation following the Effective Date and continue to accrue, whether or not declared, and be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if any such day is not a Business Day, the next Business Day (each such day, a “Section 4(c) Dividend Payment Date”).  Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will, for each outstanding share of Series B Preferred Stock, accrete at an annual rate on the Share Value equal to eight percent (8%) (such dividend, the “Special Dividend”).  Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.  Special Dividends accrued and payable during any Section 4(c) Dividend Period will not be paid in cash and will only be paid by being added to the Share Value on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the Mandatory Conversion Date.  Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.”

(d)           Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(e)           Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which, (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f)           Dividends payable pursuant to Section 4(b) are non-cumulative.  If the Board of Directors does not declare a dividend on the Common Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or Common Stock.

(g)           If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series B Preferred Stock will have the right to receive a pro rata portion of any corresponding dividends on the Series B Preferred Stock for the period up to and including the Mandatory Conversion Date.  If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5.  Liquidation, Dissolution or Winding Up.

(a)           In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, each Holder at the time shall be entitled to receive for each share of Series B Preferred Stock held by such Holder liquidating distributions of the remaining assets of the Corporation as if such share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock into which such share of Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred.

(b)           In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and outstanding shares of Common Stock and any other securities ranking pari passu with the Common Stock, Holders of the Series B Preferred Stock and holders of shares of Common Stock and any other securities ranking pari passu with the Common Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.  Maturity.  The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.  Redemptions.  The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8.  Conversion

(a)           Optional Conversion.  Subject to the terms and conditions set forth in this Section 8(a), each share of Series B Preferred Stock shall be convertible at any time, at the option of the Holder thereof (each an “Optional Conversion”), into shares of Common Stock as set forth in Section 8(c); provided that any Holder may only convert such number of shares of Series B Preferred Stock into shares of Common Stock such that such Holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such Holder), does not become a beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than 19.9% of the Common Stock or total voting power of the Voting Stock outstanding immediately prior to the Effective Date; provided, further, that the aggregate number shares of Common Stock issued upon conversion of any Series B Preferred Stock shall not exceed 4.9% of the Common Stock or total voting power of the Voting Stock outstanding immediately prior to the Effective Date.

(b)           Mandatory Conversion.  Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 8(c).

(c)           Number of Shares Upon Conversion.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the then-current Share Value by the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares in accordance with Section 13.

Section 9.  Conversion Procedures.

(a)           Each Holder seeking an Optional Conversion shall provide the Corporation with notice of such conversion.  In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:

(1)           the date on which the Optional Conversion is to take place (the “Optional Conversion Date”); and

(2)           the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to the Optional Conversion.

(b)           Upon the occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder.  In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:

(1)           the Mandatory Conversion Date applicable to such Holder; and

(2)           the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion.

(c)           Effective immediately prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(d)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock.  Prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(e)           Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

(f)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

Section 10.  Anti-Dilution Adjustments.

(a)           The Conversion Price shall be subject to the following adjustments:

(1)           Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

             OS0
OS1

OS0  = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (1), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any dividend or distribution described in this clause (1) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2)           Subdivisions, Splits and Combination of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

             OS0
OS1

OS0  = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3)           Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of the shares of Common Stock (and does not make the equivalent issuance to the Holders of Series B Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

             OS0+Y
OS0+X

OS0  = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (3), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation.  In the event that such rights or warrants described in this clause (3) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(4)           Self Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series B Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

             OS0 x SP0
AC + (SP0 x OS1)

SP0  = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(5)           Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date or Mandatory Conversion Date, as applicable, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Optional Conversion Date or Mandatory Conversion Date, as applicable, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date or Mandatory Conversion Date, as applicable, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c)           If Holders of Series B Preferred Stock may, as a result of holding the Series B Preferred Stock, participate in a transaction that would otherwise give rise to an adjustment (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock and as if such Holders held the full number of shares of Common Stock into which a share of the Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred, then no adjustment to the Conversion Price shall be made.

(d)           Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(1)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(4)           for a change in the par value or no par value of Common Stock; or

(5)           for accrued and unpaid dividends on the Series B Preferred Stock.

(e)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.  Reorganization Events.

(a)           In the event of:

(1)           any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(3)           any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an Affiliate of such other party as described in Section 11(a) or (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(c).  For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12.  Voting Rights.

(a)           The Series B Preferred Stock shall be non-voting and, except as otherwise required by applicable law or as provided in Section 12(b), each Holder of the Series B Preferred Stock shall not have any voting rights on any matter.

(b)           So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(1)           any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

(2)           the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding Section 251 of the General Corporation Law of the State of Delaware or any other provision of Delaware law, Holders will have no right to separately vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c)           Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13.  Fractional Shares.

(a)           No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date or Mandatory Conversion Date, as applicable.

(c)           If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14.  Reservation of Common Stock.

(a)           The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e)           The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 15.  Miscellaneous.

(a)           Any notice required or permitted under this Certificate of Designations will be considered to be effective in the case of (i) certified U.S. mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the U.S. mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier’s receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. All notices hereunder shall be delivered to the addresses set forth as follows: (i) if to the Corporation, to: Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary, Facsimile: (949) 862-1323, Email: glennf@autobytel.com or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND: This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD: The date of adoption of this Certificate of Designations was September 29, 2015.

FOURTH: This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH: No stockholder action was required.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary as of this 1st day of October 2015.

AUTOBYTEL INC.

By:   __________________________
Name:  Glenn E. Fuller
Title:  Executive Vice President, Chief Legal and Administrative Officer and Secretary

Signature Page to Certificate of Designations of
Series B Junior Participating Convertible Preferred Stock of Autobytel Inc.

Exhibit B

Form of Amended and Restated Stockholder Agreement

Amended and Restated Stockholder Agreement

This Amended and Restated Stockholder Agreement (“Agreement”) is made as of October 1, 2015 (“Effective Date”) by and among Autobytel Inc., a Delaware corporation (the “Company”), Auto Holdings Ltd., a British Virgin Islands business company (the “Original Restricted Stockholder”), Manatee Ventures Inc., a British Virgin Islands business company (“Manatee”), Galeb3 Inc, a Florida corporation (“Galeb3”), Matías de Tezanos (“de Tezanos”), José Vargas (“Vargas”) and the parties set forth on the signature pages hereto.  The Company, the Original Restricted Stockholder, Manatee, Galeb3, de Tezanos and Vargas are referred to herein collectively as the “Original Parties.”  The Original Parties and any additional parties to this Agreement are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

Background

Pursuant to the Note and Warrant Sale Agreement dated as of April 27, 2015 by and among the Atrop, Inc., a Florida corporation (formerly Autotropolis, Inc.), IBBF Ventures, Inc. a Florida corporation (formerly Cyber Ventures, Inc.), the Original Restricted Stockholder and the Company, the Original Restricted Stockholder acquired approximately 14.25% of the Company’s outstanding Common Stock.  In connection with the Note and Warrant Sale Agreement, the Original Parties entered into a Stockholder Agreement dated as of April 27, 2015 (the “Original Agreement”).

As a condition to and concurrently with the execution of that certain Agreement and Plan of Merger, dated as of October 1, 2015 (the “Merger Agreement”) by and between the Company, New Horizon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, Autoweb, Inc., a Delaware corporation (“AutoWeb”), and José Vargas, an individual, solely in his capacity as the initial Stockholder Representative thereunder, the Original Parties desire to amend and restate the Original Agreement as set forth herein.  Pursuant to the Merger Agreement, and as a condition to receipt of the Merger Consideration (as defined in the Merger Agreement) each of the stockholders of Autoweb, Inc. being paid Merger Consideration pursuant to the Merger Agreement (each, an “AutoWeb Securityholder” and, collectively the “AutoWeb Securityholders” and, collectively with the Original Restricted Stockholder, the “Restricted Stockholders”) shall execute and deliver this Agreement.

Effective as of May 26, 2010, the Company adopted a Tax Benefit Preservation Plan, which plan was amended by Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014 (collectively the “NOL Plan”).  The Board of Directors of the Company (the “Board”) adopted the NOL Plan to protect stockholder value by preserving important tax assets.  The Company has generated substantial net operating loss carryovers and other tax attributes for United States federal income tax purposes (“Tax Benefits”) that can generally be used to offset future taxable income and therefore reduce federal income tax obligations.  However, the Company’s ability to use the Tax Benefits will be adversely affected if there is an “ownership change” of the Company as defined under Section 382 (“Section 382”) of the Internal Revenue Code (as defined below).  In general, an ownership change will occur if the Company’s “5% shareholders” (as defined under Section 382) collectively increase their ownership in the Company by more than 50% over a rolling three-year period.  The NOL Plan was adopted to reduce the likelihood that the Company’s use of its Tax Benefits could be substantially limited under Section 382.  The NOL Plan is intended to deter any “Person” (as defined in the NOL Plan) from becoming an “Acquiring Person” (as defined in the NOL Plan) and thereby jeopardizing the Company’s Tax Benefits.  In general, an Acquiring Person is any Person, itself or together with all Affiliates (as defined below) of such Person, that becomes the “Beneficial Owner” (as defined in the NOL Plan) of 4.9% or more of the Company’s outstanding Common Stock.  Under the NOL Plan, the Board may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the NOL Plan (a “NOL Plan Exemption”) if the Board determines that such person’s ownership of Common Stock will not be likely to directly or indirectly limit the availability of the Company’s Tax Benefits or is otherwise in the best interests of the Company.  The Board does not have any obligation, implied or otherwise, to grant such an exemption.

In reliance upon the representations, warranties and obligations of the Original Restricted Stockholder under the Original Agreement, the Board granted the Original Restricted Stockholder a NOL Plan Exemption solely with respect to the Original Restricted Stockholder’s acquisition of the Derivative Securities and the Initial Restricted Securities.

Upon consummation of the transactions contemplated by the Merger Agreement one or more AutoWeb Securityholders may be deemed to be an Acquiring Person under the NOL Plan.  The applicable AutoWeb Securityholders have requested that the Board consider whether the Board would exercise its discretionary authority under the NOL Plan to deem such AutoWeb Securityholders and their respective Affiliates not to be an Acquiring Person by reason of the acquisition of Beneficial Ownership of the Capital Stock issued pursuant to the Merger Agreement because the acquisition of Beneficial Ownership of such Capital Stock by such AutoWeb Securityholders and their respective Affiliates will not be likely to directly or indirectly limit the availability to the Company of the Tax Benefits or otherwise is in the best interests of the Company.  The Board has considered such AutoWeb Securityholders’ request and shall grant such AutoWeb Securityholders and their respective Affiliates a NOL Plan Exemption, subject to and in reliance upon such AutoWeb Securityholders entering into and remaining in compliance with the terms and conditions of this Agreement.

In consideration of the mutual promises and covenants set forth herein, the Parties hereto further agree as follows:

Article I
Definitions

As used in this Agreement, the following defined terms shall have the meanings ascribed below:

“Action or Proceeding” means any complaint, claim, demand, prosecution, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit, or investigation (whether civil, criminal, judicial or administrative, and whether formal or informal, and whether public or private) made or brought by any Person or brought or heard by or before any Governmental Authority.

“Affiliate” means (i) an Affiliate as defined in the NOL Plan; and (ii) with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

“Associate” shall be as defined in the NOL Plan.

“Automotive Field” means the automotive industry and all related products and services within the automotive industry, including without limitation, manufacturing, sales and distribution (including automotive manufacturers and dealers) of automobiles, financing of automobiles, automobile warranties, automobile insurance, automobile parts and accessories, and automobile service and repairs.

“Automotive Leads” shall mean the electronic record, whether fulfilled or delivered by online internet-based systems, SMS or similar messaging systems, telephonic systems, or any other electronic means with the combination of a consumer’s information and any vehicle information for the purpose of furthering the consumer’s interest in any service or product within the Automotive Field.

“AutoWeb Restricted Securities” means any Capital Stock acquired by any AutoWeb Securityholder in connection with the transactions contemplated by the Merger Agreement.

“Beneficial Ownership” shall be as defined in the NOL Plan.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Delaware are authorized or required by law to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Company, including any Common Stock or any series of preferred stock of the Company, but excluding any debt securities convertible into such equity.

“Change in Control” means with respect to any Person the first to occur of any of the following (in one transaction or a series of related transactions): (i) consummation of a sale of, directly or indirectly, all or substantially all of the Person’s assets, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Person under an employee benefit plan of the Person, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Person representing 50% or more of (A) the outstanding equity securities of the Person or (B) the combined voting power of the Person’s then outstanding securities, or (iii) the Person is party to a consummated merger or consolidation which results in the voting securities of the Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Person or such surviving or other entity outstanding immediately after such merger or consolidation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company Business” means the origination, sale, licensing or distribution of Automotive Leads.

“Confidential Information” means (i) Company’s trade secrets, business plans, strategies, methods and/or practices; (ii) Company’s software, technology, computer systems architecture and network configurations; (iii) any other information relating to Company that is not generally known to the public, including information about Company’s personnel, products, customers, suppliers, financial information, marketing and pricing strategies, services or future business plans; (iv) material, non-public information related to Company; and (v) any and all analyses, compilations, studies, notes or other materials prepared which contain or are based on other Confidential Information of Company.

“Consent” means any approval, consent, permission, ratification, waiver, or other authorization of any Person (including any Governmental Authority).

“Contract” means any agreement, contract, obligation, promise, note, bond, mortgage, undertaking, indenture, purchase order, sales order, instrument, lease, franchise, license, permit, understanding, arrangement, commitment or undertaking, whether written or oral, or express or implied, and in each case, including all amendments thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Damages” means any loss, damage, or liability (joint or several) to which a Party hereto may become subject under the Securities Act, the Exchange Act, or other foreign, federal, state or local law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state or foreign securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state or foreign securities law; provided, however, that Damages shall not include any loss, damage, or liability resulting from use of a preliminary prospectus if the loss, damage, or liability arises after the Company makes a correcting preliminary or final prospectus available, and any such loss, damage, or liability would have been avoided by delivery of such correcting preliminary or final prospectus.

“Derivative Securities” means collectively (i) that certain Convertible Subordinated Promissory Note dated as of September 16, 2010 executed by Company as maker to Atrop, Inc., and IBBF Ventures, Inc. in the original principal amount of $5 million and (ii) the Warrant to acquire shares of Common Stock issued by Company to Atrop, Inc., and IBBF Ventures, Inc. and dated as of September 16, 2010.

“Designated Restricted Stockholder Affiliates” means de Tezanos and Vargas.

“Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to the Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

“Encumbrance” means any mortgage, charge, claim, condition, equitable interest, community or other marital property interest, lien, option, pledge, security interest, right of first refusal, right of first option, easement, right-of-way, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws or which secures the payment of a debt (including any Taxes due and payable) or the performance of an obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Restricted Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) a registration in which the only Company securities being registered are debt securities.

“Fair Market Value” means (i) with respect to Common Stock, the weighted average of the Market Values of the Common Stock for the thirty consecutive trading day period preceding the applicable date for the determination of the Fair Market Value, except in the case of subsection (iii) of the definition of Market Value, in which case Fair Market Value shall be Market Value determined as of the applicable date for determination of Fair Market Value and (ii) with respect to Capital Stock other than Common Stock, the weighted average of the Market Values of the Common Stock into which such Capital Stock could be converted for the thirty consecutive trading day period preceding the applicable date for the determination of the Fair Market Value, except in the case of subsection (iii) of the definition of Market Value, in which case Fair Market Value shall be Market Value determined as of the applicable date for determination of Fair Market Value.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Governing Documents” means (i) with respect to a corporate Person, such Person’s (1) certificate or articles of incorporation or other formation document, as amended to date, and (2) bylaws or similar document; (ii) with respect to a limited liability company Person, such Person’s (1) certificate of formation or organization or other formation document, and (2) operating or similar agreement or document; (iii) with respect to a business company Person, such Person’s memorandum and articles of association or other formation documents; or (iv) with respect to any other Person (other than a natural person), such Person’s (1) certificate of formation or organization or other formation document, and (2) operating or similar agreement or document.

“Governmental Authority” means any:  (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) stock exchange or quotation service; (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (vii) arbitrator or mediator; or (viii) any official or authorized representative of any of the foregoing.

“Governmental Authorization” means any Consent, permit, license, Order or other authorization issued, granted, given, or otherwise made available by or under the authority, or any requirement, of any Governmental Authority or pursuant to any Laws, including Environmental Permits.

“Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act and Rule 13d-5 of the General Rules and Regulations under the Exchange Act.

“IDC” means Investment and Development Finance Corp., a British Virgin Islands business company.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initial Restricted Securities” means the 1,475,268 shares of Common Stock issued upon the conversion and exercise, as applicable, of the Derivative Securities.

“Irrevocable Proxy” means an Irrevocable Proxy in the form of Exhibit A attached hereto.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award or other decision or requirement of any arbitrator or Governmental Authority.

“Market Value” means, with respect to the Common Stock as of any date, (i) the closing price of the Common Stock as reported on the principal U.S. national securities exchange on which the Common Stock is listed and traded on that date, or, if there is no closing price on that date, then on the last preceding date on which a closing price was reported; (ii) if the Common Stock is not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Common Stock reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount reasonably determined by the Company to be the fair market value of the Common Stock as determined by the Company in good faith and in light of all available information.

“Non-Restricted Securities” for the purposes of this Agreement, Non-Restricted Securities are Restricted Securities for which all of the Stock Restrictions have expired or terminated.

“Order” means any judgment, decision, order, injunction, decree, award, or writ of any Governmental Authority.

“Permitted Immediate Family Member Transferee” means (i) an individual Restricted Stockholder’s Immediate Family Member, (ii) one or more trusts established solely for the benefit of the Restricted Stockholder and/or one or more of the Restricted Stockholder’s Immediate Family Members; or (iii) one or more entities that are beneficially owned solely by Restricted Stockholder and/or one or more of the Restricted Stockholder’s Immediate Family Members.

“PeopleFund” means PeopleFund, Inc., a British Virgin Islands business company, which company is directly or indirectly the beneficial owner of interests in the Original Restricted Stockholder and in AutoWeb.

“Proposed Private Transfer” means a proposed Transfer in a transaction not constituting a Proposed Public Transfer.

“Proposed Private Transfer Qualified Transferee” means a transferee of Shares or Capital Stock pursuant to a Proposed Private Transfer after the end of the Stock Restrictions Period that meets the following requirements: (i) the transferee is not an Affiliate, Associate or Immediate Family Member of any Restricted Stockholder, PeopleFund or IDC; (ii) the transferee is not a competitor of Company; (iii) the transferee is not a party to or bound by any voting proxy, agreement, trust or other voting arrangement with any Restricted Stockholder, PeopleFund, IDC or any Associate or Affiliate of any of the foregoing; (iv) the transferee is not, and will not become as a result of the transfer, the beneficial owner of 4.9% or more of Company’s outstanding Common Stock or an amount of Capital Stock that could, in any circumstance, be convertible into 4.9% or more of Company’s outstanding Common Stock; (v) the transferee provides Company a written certification confirming the foregoing requirements; and (vi) the transferee agrees to be bound by the standstill set forth in Section 8.1.

“Proposed Public Transfer” means a proposed Transfer to be implemented pursuant to (i) a Restricted Stockholder’s exercise of the registration rights as described in Article IV; or (ii) Rule 144; provided, however, that no proposed Transfer under clauses (i) or (ii) of this definition shall constitute a Proposed Public Transfer if the transaction constitutes a directed sale or a block sale to known or designated buyers or any known or designated group of buyers.

“Reply Period” means (i) ten (10) days if the Restricted Stockholder is selling 147,526 Shares or less or an amount of Capital Stock that could, in any circumstance, be convertible into 147,526 Shares, (ii) thirty (30) days if the Restricted Stockholder is selling more than 147,526 Shares but not more than 368,817 Shares or an amount of Capital Stock that could, in any circumstance, be convertible into more than 147,526 Shares but not more than 368,817 Shares, and (iii) sixty (60) days if the Restricted Stockholder is selling more than 368,817 Shares or an amount of Capital Stock that could, in any circumstance, be convertible into more than more than 368,817 Shares.  For purposes of the determination of the applicable Reply Period, proposed Transfers shall be aggregated with all Transfers proposed during the six-month period preceding the most recent proposed Transfer.  The foregoing Share numbers shall be adjusted proportionately in the event of a share split, combination or similar transaction of the Common Stock or Capital Stock.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, representatives, debt and equity financing sources, and advisors (including, without limitation, financial and investment banking advisors, attorneys, consultants, counsel and accountants and any representatives of such advisors).

“Repurchase Option Event” means any Change in Control of a Restricted Stockholder.

“Restricted Securities” means (i) the Initial Restricted Securities; (ii) any other Shares that may be issued with respect to the Initial Restricted Securities by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company; (iii) the AutoWeb Restricted Securities and (iv) any other Capital Stock that may be issued with respect to the AutoWeb Restricted Securities by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Capital Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, in each case under clauses (i), (ii), (iii) or (iv), until such time as all of the Stock Restrictions expire or terminate with respect to such Shares or Capital Stock.

“Registrable Securities” means Restricted Securities that are Common Stock.

“Restricted Stockholder Director” means each director designated by the Restricted Stockholders, including the directors initially designated pursuant to Section 2.1(b)(i).

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Section 382 5% Shareholder” means a “5-percent shareholder” as defined under Section 382 and the rules and regulations thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Restricted Securities in a transaction described in Article IV, and fees and disbursements of counsel for Restricted Stockholder.

“Shares” means all issued and outstanding shares of Common Stock that a Restricted Stockholder or any of its Affiliates or Associates are collectively deemed to Beneficially Own (as defined in the NOL Plan).  In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares of capital stock into which or for which any or all of the Shares may be changed or exchanged.

“Stock Restrictions” means the securities Laws restrictions, and the transfer restrictions and obligations, voting proxy, right of first refusal and repurchase option under Articles V, VI and VII.

“Stock Restrictions Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

“Stockholder Representative” has the meaning set forth in the Merger Agreement.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, occupation, sales, use, excise, severance, stamp, occupancy, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, net proceeds, transfer, withholding, social security or similar, unemployment, disability, greenmail, real and personal property (tangible and intangible), production, escheat, registration, value added, alternative or add-on minimum, estimated or other similar taxes, or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, imposed by any Tax Authority, together with any interest, penalties or additions to tax relating thereto, and including an obligation to indemnify or assume or otherwise succeed to or otherwise be liable for the tax liability of any other Person (including any Predecessor) as a transferee or successor or otherwise.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any Governmental Authority that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any attachment or amendment to any of the  foregoing (including any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority and any claims for refund of Taxes paid.

“Transfer” means (i) to sell, assign, lend; offer; pledge; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Shares or Capital Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Shares or Capital Stock or (ii) to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or this clause (ii) is to be settled by delivery of Shares, Capital Stock or other securities, in cash, or otherwise; or (iii) any Change in Control of a Restricted Stockholder.

Article II
Governance

2.1           Corporate Governance.

(a)           Size of Board.  Upon the Effective Date, the authorized number of directors on the Board shall be nine (9), subject to increase or decrease by the Board from time-to-time, in accordance with the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company and this Agreement.

(b)           Restricted Stockholder Directors.

(i)           Upon the Effective Date, the members of the Board shall elect and appoint two (2) persons designated by the Restricted Stockholders to the Board as Restricted Stockholder Directors; provided that if no other persons are so designated, the initial Restricted Stockholder Directors shall be de Tezanos and Vargas.  Thereafter and subject to Section 2.1(b)(iii), the Restricted Stockholders shall be entitled to designate the person or persons for nomination as a Restricted Stockholder Director at each meeting of the Company’s stockholders held for the election of directors at which a Restricted Stockholder Director position is up for election.

(ii)           The Company shall cause the nomination of each Restricted Stockholder Director (to the extent that such Restricted Stockholder Director would be up for election at such time) in connection with any subsequent proxy statement or information statement pursuant to which the Company intends to solicit stockholders with respect to the election of directors and to have the Board recommend in connection with such subsequent proxy statement or information statement that the stockholders of the Company vote for the election of each Restricted Stockholder Director up for election at such time.

(iii)           If prior to the end of the term of any member of the Board that is a Restricted Stockholder Director, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled by the Restricted Stockholders with another Restricted Stockholder Director, and the Restricted Stockholders shall have the right to replace any Restricted Stockholder Director, at any time, with or without cause.

(iv)           The Restricted Stockholders hereby designate the Stockholder Representative to make any decision regarding the designation or replacement of any Restricted Stockholder Director or as otherwise required pursuant to Sections 2.1(b)(i) – (iii) above. The Restricted Stockholders hereby acknowledge and agree that the Company may rely on any such decision by the Stockholder Representative as binding on all Restricted Stockholders.

(v)           The Restricted Stockholders’ right to designate Restricted Stockholder Directors to the Board shall terminate: (A) as to both Restricted Stockholder Director seats, at such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible); and (B) as to one Restricted Stockholder Director seat, at such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 15.0% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible). Upon the occurrence of subsection (A) of the foregoing, both Restricted Stockholder Directors shall immediately tender their resignations to the Board. Upon the occurrence of subsection (B) in the foregoing, the Restricted Stockholder Director that was appointed to the director class that was most recently voted upon for election by the stockholders of the Company shall immediately tender his or her resignation to the Board.

(c)           Additional Independent Director.  Upon the Effective Date, the members of the Board shall appoint Robert J. Mylod to the Board.

(d)           Governance Standards.  The nomination, appointment and election of any Restricted Stockholder Director or of any additional directors shall be subject to all legal requirements and the Company’s governance standards regarding service as a director of the Company and to the approval of the Corporate Governance and Nominations Committee of the Board.

2.2           Intentionally Omitted.

2.3           Intentionally Omitted.

2.4           Grant of NOL Plan Exemptions

(a)           Exemption to the Original Restricted Stockholder.  Subject to and in reliance upon the representations, warranties and obligations of the Original Restricted Stockholder under the Original Agreement, the Board granted the Original Restricted Stockholder a NOL Plan Exemption solely with respect to the Original Restricted Stockholder’s acquisition of the Derivative Securities and the Initial Restricted Securities.  As long as the Original Restricted Stockholder remains in full compliance with this Agreement, the Company shall maintain the NOL Plan Exemption in effect with respect to the Initial Restricted Securities.  This NOL Plan Exemption is not applicable to the acquisition of Beneficial Ownership of any other or additional Shares or Capital Stock by the Original Restricted Stockholder or any of its Affiliates or Associates.

(b)           Exemption to AutoWeb Securityholder(s).  Subject to and in reliance upon the representations, warranties and obligations of the applicable AutoWeb Securityholder(s) under this Agreement, the Board has granted such AutoWeb Securityholders a NOL Plan Exemption solely with respect to such AutoWeb Securityholders’ acquisition of the AutoWeb Restricted Securities.  As long as such AutoWeb Securityholders remain in full compliance with this Agreement, the Company shall maintain the NOL Plan Exemption in effect with respect to the AutoWeb Restricted Securities.  This NOL Plan Exemption is not applicable to the acquisition of Beneficial Ownership of any other or additional Shares or Capital Stock by any AutoWeb Securityholders or any of its Affiliates or Associates.

2.5           Governmental Filings.  Upon request by Company, each Restricted Stockholder and its Affiliates and Associates shall cooperate with Company and furnish to Company such information regarding such Restricted Stockholder and its Affiliates and Associates, including information regarding the beneficial ownership of such Restricted Stockholder and its Affiliates and Associates.

2.6           Legends.

(a)           Restricted Securities shall be subject to and bear the legends set forth below together with (i) any other legends required by the securities laws of any state or other jurisdiction to the extent such laws are applicable to the Restricted Securities; and (ii) such other legends and restrictions as are applicable to the Capital Stock generally.

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.  SHOULD THERE BE ANY UNCERTAINTY OR DISAGREEMENT BETWEEN THE COMPANY AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO THE COMPANY AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE COMPANY) IN FORM AND SUBSTANCE SATISFACTORY TO COMPANY TO THE EFFECT THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AS OF OCTOBER 1, 2015, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AMENDED AND RESTATED STOCKHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, STANDSTILL PROVISIONS AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.”

(b)           In addition to any legends pursuant to Section 2.6(a), Restricted Securities acquired pursuant to the Merger Agreement also shall be subject to and bear the legend set forth below:

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 1, 2015 (“MERGER AGREEMENT”) AND ARE SUBJECT TO VARIOUS RIGHTS OF OFFSET BY THE COMPANY UNDER THE MERGER AGREEMENT.

2.7           Stop Transfer Instructions.  So long as Restricted Securities remain subject to the Stock Restrictions and other provisions of this Agreement, Company may maintain appropriate “stop transfer” orders with respect to such securities represented thereby on its books and records and with its transfer agent.

Article III
Representations and Warranties of Parties

3.1           Representations and Warranties of Restricted Stockholder.  Each Restricted Stockholder hereby represents and warrants to Company as follows:

(a)           Organization and Good Standing.  Such Restricted Stockholder is, as applicable, (i) an entity, duly formed and organized, validly existing, and in good standing under the Laws of its jurisdiction of domicile or (ii) a natural person.

(b)           Power and Authorization.  Such Restricted Stockholder has the requisite power and lawful authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance by such Restricted Stockholder of this Agreement and the consummation by such Restricted Stockholder of the transactions contemplated by this Agreement have been duly and properly authorized in accordance with applicable Laws, and no other action, entity or otherwise, on the part of such Restricted Stockholder or any other Person is necessary to authorize the execution, delivery, and performance by such Restricted Stockholder of this Agreement.

(c)           Execution and Performance of Agreement; Validity and Binding Nature.  This Agreement has been duly executed and delivered by such Restricted Stockholder and constitutes the legal, valid, and binding obligations of such Restricted Stockholder, enforceable against such Restricted Stockholder in accordance with its terms, except (i) to the extent that such enforceability is limited by (1) bankruptcy, receivership, moratorium, conservatorship, insolvency, fraudulent conveyance, reorganization Laws or other Laws of general application affecting the rights of creditors generally, or (2) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (ii)  that the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

(d)           No Conflicts/Consents.  The execution, delivery and performance of this Agreement by such Restricted Stockholder does not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with any provision of such Restricted Stockholder’s Governing Documents, if applicable, or any Laws to which such Restricted Stockholder or its business, assets or properties are subject or bound; (ii) violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any material Contract or other material obligation to which such Restricted Stockholder is a party or by which any of its business, assets or properties are subject or bound; (iii) result in the termination or cancellation of any material Contract to which such Restricted Stockholder is a party or by which any of its assets or properties are subject or bound; (iv) give any Governmental Authority or other Person the right to challenge this Agreement or any aspect of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law to which such Restricted Stockholder, or any of its business, assets or properties may be subject or bound; (v) require any Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Authority or other Person; (vi) result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the Restricted Securities; or (vii) cause Company or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax.

(e)           Intentionally Omitted.

(f)           Actions or Proceedings.  There is no Action or Proceeding pending, or to the knowledge of Restricted Stockholder, threatened with respect to Restricted Stockholder’s ownership of the Restricted Securities, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding which would prevent the carrying out by Restricted Stockholder of its obligations under this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

(g)           Beneficial Ownership.  Other than with respect to the Derivative Securities and the Initial Restricted Securities acquired in connection with the Original Agreement, prior to the closing of the transactions contemplated by the Merger Agreement, such Restricted Stockholder Beneficially Owned no shares of Common Stock or Capital Stock.  Following the closing of the transactions contemplated by the Merger Agreement, the Restricted Securities will be the only Shares Beneficially Owned by Restricted Stockholder (together with its Affiliates and Associates).

(h)           Purchase Entirely for Own Account.  The Restricted Securities acquired pursuant to the Merger Agreement are being acquired by such Restricted Stockholder for investment for Restricted Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Such Restricted Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the Restricted Securities.  Such Restricted Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Restricted Securities.

(i)           Disclosure of Information and Due Diligence.  In addition to reviewing Company’s public filings under the Exchange Act and Securities Act, such Restricted Stockholder and each Affiliate or Associate thereof has had full opportunity to discuss the Company’s business, management, financial condition and results of operation, and affairs with Company’s management, review such Contracts and other documents as deemed warranted by such Restricted Stockholder or any Affiliate or Associate thereof and to conduct such other due diligence as such Restricted Stockholder or any Affiliate or Associate thereof has deemed warranted and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Restricted Securities.

(j)           Accredited Investors.  Such Restricted Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(k)           Foreign Investor.  To the extent such Restricted Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), such Restricted Stockholder has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with its acquisition of the Restricted Securities, including (i) the legal requirements within its jurisdiction for the purchase of the Restricted Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other Consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Restricted Securities.  Such Restricted Stockholder’s subscription and payment for and continued Beneficial Ownership of the Restricted Securities will not violate any applicable securities or other laws of such Restricted Stockholder’s jurisdiction.

3.2           Representations and Warranties of Company.  Company hereby represents and warrants to the Restricted Stockholders as follows:

(a)           Organization and Good Standing.  Company is a corporation duly formed and organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b)           Power and Authorization.  Company has the requisite power and lawful authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance by Company of this Agreement and the consummation by Company of the transactions contemplated by this Agreement have been duly and properly authorized in accordance with applicable Laws, and no other action, entity or otherwise, on the part of Company or any other Person is necessary to authorize the execution, delivery, and performance by Company of this Agreement.

(c)           Execution and Performance of Agreement; Validity and Binding Nature.  This Agreement has been duly executed and delivered by Company and constitutes the legal, valid, and binding obligations of Company, enforceable against Company in accordance with its terms, except (i) to the extent that such enforceability is limited by (1) bankruptcy, receivership, moratorium, conservatorship, insolvency, fraudulent conveyance, reorganization Laws or other Laws of general application affecting the rights of creditors generally, or (2) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (ii)  that the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

(d)           No Conflicts/Consents.  The execution, delivery and performance of this Agreement by Company will not (with or without the passage of time or the giving of notice): (i) violate or conflict with any provision of Company’s Governing Documents or any Laws to which Company or its business, assets or properties are subject or bound; (ii) violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any material Contract or other obligation to which Company is a party or by which any of its business, assets or properties are subject or bound; (iii) result in the termination or cancellation of any material Contract to which Company is a party or by which any of its assets or properties are subject or bound; (iv) give any Governmental Authority or other Person the right to challenge this Agreement or any aspect of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law to which Company, or any of its business, assets or properties may be subject or bound; (v) require any Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Authority or other Person; (vi) result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the Restricted Securities; or (vii) cause Company or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax.

(e)           Actions or Proceedings.  There is no Action or Proceeding pending, or to the knowledge of Company, threatened with respect to Restricted Stockholder’s ownership of the Restricted Securities, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding which would prevent the carrying out by Company of its obligations under this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

Article IV
Registration Rights

The Restricted Stockholders are granted the following registration rights after the third anniversary of the Effective Date with regard to Registrable Securities held by the Restricted Stockholders.

4.1           Demand Registration.

(a)           If at any time the Company is eligible to use a Form S-3 registration statement, the Company receives a request in writing from one or more Restricted Stockholders (“Requesting Restricted Stockholders”) that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities held by the Requesting Restricted Stockholders having an anticipated aggregate offering price, net of Selling Expenses, of at least five million dollars ($5,000,000.00) (a “Demand Registration Request”), then the Company shall as soon as practicable, and in any event within ninety (90) days after the date the Demand Registration Request is received by the Company, file a Form S-3 registration statement under the Securities Act covering all Restricted Securities requested to be included in such registration by the Requesting Restricted Stockholders, subject to the limitations of Section 4.1(b), 4.1(c), and Section 4.3.  The Company shall use reasonable best efforts to cause such Form S-3 registration statement to be declared effective by the SEC as soon as practicable after filing.  Any registration requested by any Restricted Stockholder pursuant to this Section 4.1 is referred to in this Agreement as a “Demand Registration.”

(b)           Notwithstanding the foregoing obligations, if the Company furnishes to the applicable Requesting Restricted Stockholders a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the Demand Registration Request; provided, however, that the Company may not invoke this right more than once with respect to any given Requesting Restricted Stockholders in any twelve (12) month period; and providedfurther that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(c)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(a) (i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected a registration pursuant to Section 4.1(a) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 4.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Requesting Restricted Stockholders withdraw their request for such registration, elects not to pay the registration expenses therefor, and forfeits its right to one demand registration statement pursuant to this Section 4.1 as provided in Section 4.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 4.1(c).

(d)           The Restricted Stockholders as a group shall only be entitled to two (2) Demand Registrations under this Section 4.1.

(e)           Promptly after receipt of any Demand Registration Request, the Company shall give written notice of such request to all other Restricted Stockholders.  Upon the request in writing of a Restricted Stockholder given within twenty (20) days after such notice is given by the Company, the Company shall use, subject to the provisions of Section 4.3, its commercially reasonable efforts to register, in accordance with the provisions of this Agreement, all the Registrable Securities that have been properly requested to be registered in such Demand Registration.

4.2           Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than Restricted Stockholders) any of its capital stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Restricted Stockholder notice of such registration.  Upon the request in writing of a Restricted Stockholder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 4.3, cause to be registered all of the Registrable Securities that such Restricted Stockholder has properly requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 before the effective date of such registration, whether or not any Restricted Stockholder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 4.6.

4.3           Underwriting Requirements.

(a)           If, pursuant to Section 4.1, the Requesting Restricted Stockholders intend to distribute Registrable Securities covered by the Demand Registration Request by means of an underwriting, the Requesting Restricted Stockholders shall so advise the Company as a part of the Demand Registration Request.  The underwriter(s) will be selected by the Requesting Restricted Stockholders subject to the reasonable approval of Company.  In such event, the right of any Restricted Stockholders to include its Registrable Securities in such registration shall be conditioned upon the Restricted Stockholder’s participation in such underwriting and the inclusion of the Restricted Stockholder’s Registrable Securities in the underwriting to the extent provided herein.  The Requesting Restricted Stockholders (and any other Restricted Stockholders participating in the Demand Registration pursuant to Section 4.1(e) (the Requesting Restricted Stockholders and such additional Restricted Stockholders participating in the Demand Registration are collectively referred to herein as “Participating Restricted Stockholders”)) shall (together with the Company as provided in Section 4.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 4.3, if the managing underwriter(s) advise(s) the Participating Restricted Stockholders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be reduced to the number of Registrable Securities determined by the managing underwriter(s), which securities will be so included in the following order of priority: (i) first, all Registrable Securities of the Requesting Restricted Stockholders, (ii) second, all Registrable Securities of any other Participating Restricted Stockholder, pro rata on the basis of the aggregate number of Registrable Securities owned by each such Person, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b)           In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 4.2, the Company shall not be required to include any Registrable Securities of any Restricted Stockholder in such underwriting unless such Restricted Stockholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the managing underwriter(s) determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be reduced to the number determined by the managing underwriter(s).  Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or, subject to Section 4.11, cutback proportionately with Third Party Registrable Securities (as defined in Section 4.11) requested to be registered.  For purposes of the provision in this Section 4.3(b) concerning apportionment, for any Participating Restricted Stockholder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Participating Restricted Stockholder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single Participating Restricted Stockholder,” and any pro rata reduction with respect to such Participating Restricted Stockholder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such Participating Restricted Stockholder.

(c)           For purposes of Section 4.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 4.3(b), fewer than fifty percent (50%) of the total number of Registrable Securities that the Requesting Restricted Stockholders have requested to be included in such registration statement are actually included.

4.4           Obligations of the Company.  Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Participating Restricted Stockholders, keep such registration statement effective for a period of at least one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Participating Restricted Stockholders refrain, at the request of an underwriter of securities of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)           furnish to the Participating Restricted Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Participating Restricted Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities;

(d)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by any Participating Restricted Stockholder; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)           use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)           promptly make available for inspection by the Participating Restricted Stockholders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Participating Restricted Stockholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)           notify the Participating Restricted Stockholders, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)           after such registration statement becomes effective, notify the Participating Restricted Stockholders of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

4.5           Furnish Information.  It shall be a condition precedent to the obligations of Company to take any action pursuant to this Article IV with respect to the Registrable Securities of any Restricted Stockholder that the Restricted Stockholder shall furnish to the Company such information regarding the Restricted Stockholder, the Registrable Securities held by the Restricted Stockholder, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Restricted Stockholder’s Registrable Securities.

4.6           Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, including without limitation, those expenses for filings, or qualifications pursuant to Article IV, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and expenses of compliance with securities laws or blue sky laws; and fees and disbursements of counsel for Company shall be borne and paid by Company; provided, however, that Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 4.1 if the registration request is subsequently withdrawn at the request of the Participating Restricted Stockholders (in which case the Participating Restricted Stockholders shall bear such expenses), unless the Participating Restricted Stockholders agree to forfeit the right to one (1) registration pursuant to Section 4.1, as the case may be; provided further that if, at the time of such withdrawal, the Participating Restricted Stockholders have learned of a material adverse change in the condition, business, or prospects of Company from that known to the Participating Restricted Stockholders at the time of its request and has withdrawn the request with reasonable promptness after learning of such information, then the Participating Restricted Stockholders shall not be required to pay any of such expenses and shall not forfeit the right to one (1) registration pursuant to Section 4.1.  All Selling Expenses relating to Registrable Securities registered pursuant to this Article IV shall be borne and paid by the Participating Restricted Stockholders.

4.7           Delay of Registration.  No Restricted Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.

4.8           Indemnification.  If any Registrable Securities are included in a registration statement under this Article IV:

(a)           To the maximum extent permitted by applicable Law, Company will indemnify and hold harmless the Participating Restricted Stockholders, and the Affiliates, Associates, partners, members, officers, directors, and stockholders of the Participating Restricted Stockholders; legal counsel and accountants for the Participating Restricted Stockholders; any underwriter (as defined in the Securities Act) for the Participating Restricted Stockholders; and each Person, if any, who controls the Participating Restricted Stockholders or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Company will pay to each such Participating Restricted Stockholder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Action or Proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.8(a) shall not apply to amounts paid in settlement of any such Action or Proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Participating Restricted Stockholder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by applicable Law, each Participating Restricted Stockholder, severally and not jointly, will indemnify and hold harmless Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls Company within the meaning of the Securities Act, legal counsel and accountants for Company, any underwriter (as defined in the Securities Act), any other Person selling securities in such registration statement, and any controlling Person of any such underwriter or other selling Person, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Participating Restricted Stockholder expressly for use in connection with such registration; and such Participating Restricted Stockholder will pay to Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such Participating Restricted Stockholder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 4.8(b) exceed the proceeds from the offering received by such Participating Restricted Stockholder (net of any Selling Expenses paid by such Participating Restricted Stockholder), except in the case of fraud or willful misconduct by such Participating Restricted Stockholder.

(c)           Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any Action or Proceeding (including any governmental Action or Proceeding) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such Action or Proceeding and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  Failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 4.8, to the extent that such failure does not materially prejudice the indemnifying party’s ability to defend such action.

(d)           Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of Company and the Participating Restricted Stockholders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 4.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) each Participating Restricted Stockholder will not be required to contribute any amount in excess of the public offering price of all Registrable Securities offered and sold by such Participating Restricted Stockholder pursuant to such registration statement except in the case of willful misconduct or fraud, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall such Participating Restricted Stockholder’s liability pursuant to this Section 4.8(e), when combined with the amounts paid or payable by such Participating Restricted Stockholder pursuant to Section 4.8(b), exceed the proceeds from the offering received by such Participating Restricted Stockholder (net of any Selling Expenses paid by such Participating Restricted Stockholder), except in the case of willful misconduct or fraud by such Participating Restricted Stockholder.

(f)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)           Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Company and the Restricted Stockholders under this Section 4.8 shall survive the completion of any offering of Registrable Securities in a registration under this Article IV, and otherwise shall survive the termination of this Agreement.

4.9           Reports Under Exchange Act.  With a view to making available to the Restricted Stockholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Restricted Stockholders to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)           furnish to any Restricted Stockholder, so long as such Restricted Stockholder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after Company so qualifies); (ii) a copy of the most recent annual or quarterly report of Company and such other reports and documents so filed by Company; and (iii) such other information as may be reasonably requested in availing such Restricted Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after Company so qualifies to use such form).

4.10           “Market Stand-off” Agreement.  Each Restricted Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to a registration of equity securities of the Company under the Securities Act and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed (x) one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter(s) for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), Transfer any Shares or Capital Stock held immediately before the effective date of the registration statement for such offering.  The foregoing provisions of this Section 4.10 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Restricted Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4.10 or that are necessary to give further effect thereto.

4.11           Addition of Third Party Registrable Securities.  Notwithstanding any other provision of this Article IV, in the event the Company grants to any third parties any rights to register their securities under the Securities Act (“Third Party Registrable Securities”), such rights may be granted by the Company on a pari passu basis with the rights granted to the Restricted Stockholders under this Agreement.  Any such Third Party Registrable Securities may be included in any registration statement in which Registrable Securities are included on the same terms and conditions as set forth in this Article IV as if the Third Party Registrable Securities were Registrable Securities and the holders of the Third Party Registrable Securities were Restricted Stockholders, subject to customary provisions for pro rata participation, allocations and cutbacks of securities included any such registrations.  Upon request by the Company, the Parties shall amend this Article IV to provide for such combined participation by holders of Third Party Registrable Securities or terminate the provisions of this Article IV and enter into a separate agreement providing for such combined participation.

4.12           Termination of Registration Rights.  No Restricted Stockholder shall be entitled to exercise any right provided for in this Article IV after the earlier of (i) the fifth (5th) anniversary of the Effective Date; and (ii) such time as all Registrable Securities held by such Restricted Stockholder, together with its Affiliates, may be sold in a three (3)-month period without registration pursuant to SEC Rule 144, subject to the volume limitations contained in such rule.  The registration rights granted to the Restricted Stockholders under this Article IV are personal to each Restricted Stockholder and may not be transferred or assigned to any subsequent holder of Registrable Securities, except that a permitted transferee of Registrable Securities that becomes a party to this Agreement as an additional Restricted Stockholder in accordance with Section 5.6 will be entitled to the registration rights under this Article IV with all other Restricted Stockholders (and other third parties holding registration rights as provided in Section 4.11), subject to customary provisions for pro rata participation, allocations and cutbacks of securities included any such registrations.  Each Restricted Stockholder acknowledges that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in Section 5.3, to the extent such right has not been previously terminated.

Article V
Transfer Restrictions

5.1           Restriction Under Securities Laws.

(a)           Each Restricted Stockholder understands that Restricted Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Restricted Stockholder’s representations and warranties made to Company.  Each Restricted Stockholder understands that the Restricted Securities are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, each Restricted Stockholder must hold the Restricted Securities indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available.  Each Restricted Stockholder acknowledges that Company has no obligation to register or qualify the Restricted Securities for resale except as set forth in this Agreement.  Each Restricted Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Restricted Securities, and on requirements relating to Company which are outside of the Restricted Stockholder’s or the Company’s control, and which Company is under no obligation and may not be able to satisfy.

(b)           Before any proposed Transfer of any Restricted Securities by any Restricted Stockholder to a permitted purchaser, pledgee, assignee or transferee, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, such Restricted Stockholder shall give notice to Company of such Restricted Stockholder’s intention to effect such Transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail.  If at the time of the proposed Transfer of Restricted Securities no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, such Restricted Stockholder hereby agrees that it will not Transfer all or any part of the Restricted Securities unless there shall be available exemptions from such registration requirements.  Should there be any uncertainty or disagreement between Company and such Restricted Stockholder as to the availability of such exemptions, then such Restricted Stockholder shall be required to deliver to Company an opinion of counsel (skilled in securities matters, selected by such Restricted Stockholder and reasonably satisfactory to Company) in form and substance satisfactory to Company to the effect that such Transfer is in compliance with an available exemption under the Securities Act and other applicable securities laws.

(c)           In addition to the other restrictions set forth in this Article V, Restricted Securities may only be Transferred in compliance with the Company’s securities trading policies generally applicable to officers, directors or employees of the Company as long as any manager, officer, director or controlling Person of Restricted Stockholder is subject to such securities trading policy.

(d)           Each Restricted Stockholder acknowledges that the United States securities Laws prohibit any person or entity from: (i) purchasing or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security, or (ii) tipping material nonpublic information in breach of such a fiduciary duty or other relationship.  In addition, each Restricted Stockholder acknowledges that such Restricted Stockholder and any Affiliates of such Restricted Stockholder may be deemed “affiliates” of Company under applicable securities Laws, and if so, such Restricted Stockholder will be subject to additional restrictions on Transfers under applicable securities Laws by reason of such Restricted Stockholder’s status as an “affiliate” of the Company, which, among other things, may result in such Restricted Stockholder being deemed to be an underwriter or in possession of material, non-public information of Company.  Each Restricted Stockholder agrees that it will not: (i) purchase or sell any security of Company while in possession of, or on the basis of, material, nonpublic information about those securities or Company (other than in connection with any purchase of Company securities direct from the Company with the consent of the Company), or (ii) tip material nonpublic information about the Company’s securities or Company in violation of the United States securities Laws.  Each Restricted Stockholder further agrees to comply with all applicable securities Laws in connection with any Transfers of Restricted Securities that are otherwise permitted under this Article V.

5.2           No Transfers During Stock Restrictions Period.

(a)           No Restricted Stockholder shall, without the prior written consent of the Company, Transfer any Restricted Securities to any Person during the Stock Restrictions Period; provided, however, that Transfers to Permitted Immediate Family Member Transferees shall be permitted during the Stock Restrictions Period, subject to compliance with the other provisions of this Article V except for Section 5.3.

(b)           The restriction on Transfers set forth in Section 5.2(a) shall terminate upon the expiration of the Stock Restrictions Period.

5.3           Right of First Refusal.

(a)           Prior to any intended Transfer of any Restricted Securities that is otherwise permitted by the provisions of this Article V, a Restricted Stockholder shall first give written notice (“Offer Notice”) to Company specifying (i) such Restricted Stockholder’s bona fide intention to sell or otherwise transfer such Restricted Securities, (ii) the name and address of the proposed purchaser(s) or transferee(s) and their beneficial owners (if different from the proposed purchaser(s) or transferee(s), (iii) the number of Restricted Securities the Restricted Stockholder proposes to sell (“Offered Securities”), (iv) the price for which such Restricted Stockholder proposes to sell the Offered Securities, and (v) all other material terms and conditions of the proposed sale or other transfer.  Notwithstanding the foregoing, if such Restricted Stockholder proposes to Transfer Restricted Securities pursuant to a Proposed Public Transfer, the name, address and price of the Offered Securities may not be applicable or available.  In case of a Proposed Public Transfer under Rule 144, the Offer Notice shall include only the information specified in items (i), (iii) and (v) above, and in the case of a demand pursuant to Section 4.1 or request for registration pursuant to Section 4.2 such Restricted Stockholder’s demand or request will constitute its Offer Notice.  In the case of any Proposed Public Transfer, the purchase price for purposes of this Section 5.3 will be the volume-weighted average closing price of the Common Stock (or the volume-weighted average closing price of the amount of Common Stock into which the Capital Stock is convertible) over the thirty 30 days preceding Restricted Stockholder’s delivery of the Offer Notice.

(b)           Within the applicable Reply Period after receipt of the Offer Notice, Company or its nominee(s) may elect to purchase all (but not less than all) of the Offered Securities at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (“Acceptance Notice”) to such Restricted Stockholder.  Within fifteen (15) days after delivery of the Acceptance Notice to such Restricted Stockholder, Company and/or its nominee(s) shall deliver a check or wire transfer (or, at the discretion of Company, such other form of consideration set forth in the Offer Notice) in the amount of the purchase price of the Offered Securities to be purchased pursuant to this Section 5.3, against delivery by such Restricted Stockholder of a certificate or certificates representing the Offered Securities (or book-entry account transfer instructions) to be purchased, duly endorsed for transfer to Company or such nominee(s), as the case may be.  If Company and/or its nominee(s) do not elect to purchase the Offered Securities, such Restricted Stockholder shall be entitled to sell the Offered Securities to the purchaser(s) named in the Offer Notice or in accordance with the Proposed Public Transfer at the price specified in the Offer Notice or at a higher price and substantially on the same terms and conditions set forth in the Offer Notice, provided, however, that a private sale or a Proposed Public Transfer under Rule 144 must be consummated within sixty (60) days from the date of the earlier of (i) expiration of the applicable Reply Period for the Offer Notice and (ii) if applicable, the Company’s election not to exercise its right of first refusal, and any proposed sale after such sixty (60) day period may be made only by again complying with the procedures set forth in this Section 5.3; and provided, further, that a Proposed Public Transfer under Section 4.1 or 4.2 herein shall be conducted in accordance with the terms described in Article IV, and shall not be subject to the above sixty-day limitation.

(c)           The right of first refusal set forth in this Section 5.3 shall terminate upon the later of (i) the expiration of the Stock Restrictions Period; and (ii) such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible).

5.4           Limitation on Number of Transfers of Restricted Securities.  Notwithstanding any other provision of this Agreement, the number of Restricted Securities that may be resold or otherwise Transferred to the public or through any public securities trading market at any time may not exceed the volume limitations contained in SEC Rule 144.  The number of Restricted Securities that may be sold pursuant to a registered offering under Article IV of this Agreement shall be determined among the Company, the applicable Restricted Stockholder and the applicable underwriters in accordance with Article IV.

5.5           Restrictions Related to NOL Plan and Section 382 Compliance.  No Restricted Stockholder will Transfer any Beneficial Ownership in any Shares or Capital Stock to any Person who the Restricted Stockholder reasonably believes after due inquiry Beneficially Owns or as a result of such transaction would Beneficially Own 4.9% or more of the Company’s then outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible); provided, that the obligation of due inquiry set forth in this Section 5.5 shall not apply to any Proposed Public Transfer.

5.6           Permitted Transfers.  Any permitted successor of any Restricted Stockholder, and any other permitted transferee of Restricted Securities pursuant to this Article V (other than transferees in Proposed Public Transfers), as a condition to such Transfer shall execute and become a party to this Agreement as an additional Restricted Stockholder, execute and deliver an Irrevocable Proxy with respect to the Restricted Securities Transferred to such permitted transferee or successor and hold the Restricted Securities subject to the terms and conditions of this Agreement as if the permitted successor or other transferee were a Restricted Stockholder; provided, however, that (i) any Proposed Private Transfer Qualified Transferee shall not be subject to the Company’s right of repurchase under Article VII nor required to execute the Irrevocable Proxy under Article VI; and (ii) any Transfer to a Permitted Immediate Family Member Transferee will not be subject to the Company’s right of first refusal under Section 5.3 and such Transfer shall not be deemed to trigger a Repurchase Option Event for purposes of Article VII.  Upon request by Company, the parties to this Agreement shall enter into such amendment or modifications to this Agreement as the Company may deem necessary to facilitate the inclusion of additional Restricted Stockholders as parties to this Agreement.  No further Transfer of Restricted Securities may be made without complying with the provisions of this Agreement.

5.7           Transfers Pursuant to Certain Events.

(a)           Provided that the Company has not elected to exercise its right of first refusal under Section 5.3 with respect to Restricted Securities proposed to be Transferred in a Proposed Public Transfer after the Stock Restrictions Period has ended, the right of first refusal set forth in Section 5.3 shall terminate, and the provisions of Section 5.6 shall not apply, as to such Restricted Securities on the date such Restricted Securities are sold pursuant to such Proposed Public Transfer.

(b)           The restrictions on Transfers contained in this Article V shall not prohibit any Transfers of Shares or Capital Stock by Restricted Stockholder to the acquirer in connection with any Change in Control of the Company that has been approved by the Board and such Transfer is made in accordance with the terms and conditions of the Board-approved transaction agreement that provides for the Transfer of shares of Capital Stock of the Company to the acquirer by all holders of the Company’s Capital Stock on the same basis.

5.8           Termination of Remaining Restrictions.  Any and all remaining restrictions on Transfers set forth in this Article V that have not already terminated or expired according to any other more specific terms herein shall terminate on the fifth anniversary of the Effective Date, except that the provisions of Sections 5.1 and 5.5 shall remain in effect beyond such termination date for all proposed Transfers.

Article VI
Voting Proxy

6.1           Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, each Restricted Stockholder has executed and delivered an Irrevocable Proxy with respect to the Shares currently owned or to be acquired in the future upon conversion of other Restricted Securities.

6.2           Termination of Irrevocable Proxy.  The Irrevocable Proxy granted in Section 6.1 shall terminate upon the later of (i) the expiration of the Stock Restrictions Period; and (ii) such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible).  In addition, if not sooner terminated pursuant to the preceding sentence, the irrevocable proxy granted under Section 6.1 shall terminate (i) as to Restricted Securities proposed to be Transferred in a Proposed Public Transfer on the date such Restricted Securities are sold pursuant to such Proposed Public Transfer; (ii) as to Restricted Securities proposed to be Transferred to a Proposed Private Transfer Qualified Transferee, on the date such Restricted Securities are transferred to such Proposed Private Transfer Qualified Transferee; and (iii) as to all Restricted Securities on the fifth anniversary of the Effective Date.

Article VII
Repurchase Option

7.1           Right to Repurchase.  Effective immediately upon the occurrence of a Repurchase Option Event, Company shall have the right and option (but not the obligation) to purchase, all or part, of the Restricted Securities from any Restricted Stockholder that is the subject of the Repurchase Option Event (“Repurchase Option”).  The purchase price for the Restricted Securities to be purchased under the Repurchase Option shall be the Fair Market Value determined as of the date of the occurrence of the applicable Repurchase Option Event.

7.2           Exercise of Repurchase Option.  For ninety (90) days after the occurrence of a Repurchase Option Event (“Repurchase Option Exercise Period”), the Company shall have the right to exercise the Repurchase Option by giving to the applicable Restricted Stockholder written notice of such exercise, specifying the number of Restricted Securities to be repurchased by the Company and the aggregate purchase price thereof.  Such notice shall be accompanied by the Company’s payment in immediately available funds.  Notwithstanding the foregoing, the Repurchase Option Exercise Period shall be tolled until such time as the Restricted Stockholder that is the subject of the Repurchase Option Event provides notice of the occurrence of the Repurchase Option Event to the Company.

7.3           Termination of Repurchase Option.  The Repurchase Option granted in this Article VII shall terminate upon the later of (i) the expiration of the Stock Restrictions Period; and (ii) such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible).  In addition, the Repurchase Option granted under this Article VII shall terminate (i) as to Restricted Securities proposed to be Transferred in a Proposed Public Transfer on the date such Restricted Securities are sold pursuant to such Proposed Public Transfer; and (ii) as to Restricted Securities proposed to be Transferred to a Proposed Private Transfer Qualified Transferee, on the date such Restricted Securities are transferred to such Proposed Private Transfer Qualified Transferee.

Article VIII
Standstill

8.1           Agreement to Standstill.

(a)           No Restricted Stockholder nor any Affiliate or Associate of any Restricted Stockholder will, without the prior written consent of the Company (i) acquire, offer to acquire, propose (whether publicly or otherwise) to acquire, announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (or beneficial ownership thereof) or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) participate in (1) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (2) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (3) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its affiliates; (iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its affiliates; (v) nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company; (vi) request that any part of this Section 8.1 be waived; (vii) participate in any special meeting or written consent of stockholders of the Company; (vii) request any list of stockholders of the Company; (viii) enter into any voting agreement with respect to the Company’s Common Stock or any other voting securities; (ix) initiate any stockholder proposals; (x) participate in any financing for the acquisition by any Person of securities or assets of the Company; (xi) seek to influence any person with respect to voting of any Company securities; (xii) seek any changes in composition of the Board or management; (xiii) take any actions that may impede the acquisition of control of the Company or any other Person; (xiv) cause the Common Stock to be eligible for termination of registration under Section 12 of the Exchange Act; (xv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clauses (i)-(xiv) above; or (xvi) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(b)           Section 8.1 shall not be interpreted to preclude the Restricted Stockholder Directors, acting solely in their capacities as directors of the Company, from exercising their fiduciary duties in fulfilling their duties and responsibilities as members of the Board.  The Restricted Stockholders and the Restricted Stockholder Directors acknowledge that the fiduciary duties of the Restricted Stockholder Directors are owed to the Company and all of its stockholders and not solely to the other Restricted Stockholders, and that conflicts or appearances of conflicts may arise, in which case they may be faced with a decision to abstain from participation in any matter that may result in a conflict or have the appearance of a conflict.

8.2           Expiration of Standstill.  The standstill provisions of Section 8.1 shall terminate at such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible).

Article IX
Non-Competition and Other Restrictions

9.1           Non-Competition.  Each Restricted Stockholder and each Designated Restricted Stockholder Affiliate covenants and agrees that, without the express written consent of the Company, it will not, nor will it cause or knowingly permit any of its Affiliates or Associates to, directly or indirectly engage in, invest in (either directly or indirectly, whether as an agent, stockholder, creditor, advisor, consultant or otherwise), operate or acquire any business in the world that competes with the Company Business.  Notwithstanding the foregoing, each Restricted Stockholder, each Designated Restricted Stockholder and any of their respective Affiliates or Associates may (i) own, directly or indirectly, solely as an investment, securities of any corporation or other entity traded on any national securities exchange if neither Restricted Stockholder, any Designated Restricted Stockholder Affiliate nor any of their respective Affiliates or Associates do not, directly or indirectly, collectively own 5% or more of any class of securities of such corporation or other entity; or (ii) engage in, invest in or acquire any business that competes with the Company Business where (1) the adverse impact on the Company Business from such competing business is not material to the Company Business; or (2) the competing business is not the primary business of the third party company and the competing business is not the primary purpose for Restricted Stockholder, a Designated Restricted Stockholder Affiliate or any of their respective Affiliates or Associates engaging in, investing in or acquiring the third party.

9.2           Non-Interference.  Without the prior written consent of Company, each Restricted Stockholder and each Designated Restricted Stockholder Affiliate will not, and will use commercially reasonable efforts to cause each of their respective Affiliates and Associates to not, directly or indirectly, cause, induce, influence, encourage or solicit any material business relationship or any other customer, vendor or supplier of Company to terminate or modify in any respect any such relationship with Company.

9.3           Non-Solicitation.  Without the prior written consent of Company, each Restricted Stockholder and each Designated Restricted Stockholder Affiliate will not, and will use commercially reasonable efforts to cause each of their respective Affiliate and Associate to not, directly or indirectly, solicit for employment or hire or engage any employee or independent contractor of Company while such employee or independent contractor is employed or engaged by Company or any of its Affiliates or any employee or independent contractor who was employed or engaged by Company or any of its Affiliates within six (6) months prior to such time, or cause, induce, influence or encourage to terminate, reduce or modify any employee’s or independent contractor’s relationship with Company or any of its Affiliates while so employed or engaged.  Notwithstanding the foregoing, neither Restricted Stockholder, Designated Restricted Stockholder Affiliate nor any of their respective Affiliates or Associates shall be deemed to have violated the covenants in this Section 9.3 (i) by publishing or running advertisements and general solicitations in or through any print, broadcast, internet, direct mail or other medium to generally solicit qualified job applicants to apply for employment opportunities within Restricted Stockholder, either Designated Restricted Stockholder Affiliate or any of their respective Affiliates or Associates and not specifically directed to any employee or independent contractor of Company or any of its Affiliates, (ii) hiring or engaging any employee or independent contractor of Company or any of its Affiliates who is terminated by Company or its Affiliates, provided that no breach of the foregoing provisions of this Section 9.3 has occurred with respect to such employee or independent contractor.

9.4           Restrictions Reasonable.  The Parties acknowledge that the restrictions contained in this Article IX are reasonable and necessary to protect the legitimate interests of Company and constitute a material inducement to Company to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Article IX should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Article IX and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.5           Termination of Restrictions.  The restrictions set forth in this Article IX shall terminate two (2) years after the later of (i) the expiration of the Stock Restrictions Period; (ii) such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible); and (iii) the date the Restricted Stockholders no longer have the right to designate a representative or representatives to sit on the Board pursuant to Section 2.1(b).

9.6           Several Liability.  The liability of each Restricted Stockholder and each Designated Restricted Stockholder Affiliate for any breach of the provisions of this Article IX by one of them, but not the others, shall be limited solely to the breaching party, and not jointly with the non-breaching parties.

Article X
Confidentiality

10.1           Confidentiality Obligations.  Unless otherwise agreed to in writing by Company, each Restricted Stockholder agrees (i) to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information (or the fact that Confidential Information has been made available to Restricted Stockholder or its Representatives) to any Person other than the Representatives of Restricted Stockholder who are performing services for Restricted Stockholder directly or indirectly related to the management of Restricted Stockholder’s investment in Company and who have the need to know the Confidential Information for such purpose and who are subject to confidentiality obligations consistent with the obligations set forth in this Article X; and (ii) not to use Confidential Information for any purpose other than in connection with the management of its investment in Company and more specifically not to use Confidential Information to compete with Company.  Each Restricted Stockholder acknowledges that it is aware, and that it has advised or will advise any Person to whom or which Restricted Stockholder divulges, furnishes or otherwise discloses any of Confidential Information that, in general, the United States securities laws prohibit any person or entity who or which possesses material, non-public information regarding a publicly-held company such as Company from purchasing or selling securities of such company or from communicating the information to any person or entity.  Each Restricted Stockholder will be responsible for any breach of the terms of this Article X by any Representative of Restricted Stockholder.

10.2           Limitation on Confidentiality Obligations.  The confidentiality obligations set forth in Section 10.1 shall not apply to any Confidential Information held by any Restricted Stockholder that (i) is or becomes generally available to the public other than as a result of a disclosure by such Restricted Stockholder or any of its Representatives; (ii) was available to such Restricted Stockholder on a nonconfidential basis prior to its disclosure to such Restricted Stockholder by Company; (iii) becomes available to such Restricted Stockholder on a nonconfidential basis from a Person other than Company or its Representatives who is not known by such Restricted Stockholder to be otherwise bound by a confidentiality agreement with, or other obligation of confidentiality or duty to, Company or any of its Representatives; or (iv) is independently developed by such Restricted Stockholder without use of the Confidential Information.

10.3           Disclosure Required by Law.  In the event any Restricted Stockholder is required by applicable Law or legal process (other than as a result of an affirmative action taken by such Restricted Stockholder or any of its Affiliates, Associates or Representatives that triggers the disclosure obligation) to disclose any Confidential Information, such Restricted Stockholder will provide Company with prompt notice of such requirement (to the extent permitted by such applicable Law or legal process) in order to enable Company to seek an appropriate protective order or other remedy, to consult with such Restricted Stockholder with respect to Company taking steps to resist or narrow the scope of such required disclosure, or to waive compliance, in whole or in part, with the terms of this Article X.  In any event, such Restricted Stockholder will use such Restricted Stockholder’s best efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

10.4           Termination of Restrictions.  The restrictions set forth in this Article X shall terminate two (2) years after the later of (i) the expiration of the Stock Restrictions Period; (ii) such time as the Restricted Stockholders and all of their Affiliates and Associates, individually and as a group, Beneficially Own less than 4.9% of the Company’s outstanding Common Stock (including any amount of Common Stock into which any Capital Stock Beneficially Owned could, under any circumstance, be convertible); and (iii) the date the Restricted Stockholders longer have the right to designate a representative or representatives to sit on the Board pursuant to Section 2.1(b).

Article XI
Consent and Agreement of AutoWeb Securityholders to Merger Agreement

11.1           Approval, Adoption and Consent to Merger Agreement.  Each AutoWeb Securityholder has irrevocably approved, adopted, and consented to the Merger and the terms and provisions of the Merger Agreement in accordance with Section 251(c) of Delaware General Corporation Law.

11.2           Agreement to Merger Agreement Provisions.  Each AutoWeb Securityholder hereby agrees to the provisions of the Merger Agreement in all respects and to be bound thereby, including, without limitation, (a) the obligations of the AutoWeb Securityholders to submit to cancellation of shares if required under Section 2.13 of the Merger Agreement (Post-Closing Adjustment of Merger Consideration) and (b) the obligations of the AutoWeb Securityholders to indemnify the Company and certain other Persons as specified in Article V of the Merger Agreement.  Each AutoWeb Securityholder further agrees (x) to be bound by the provisions of any ancillary agreement to the Merger Agreement or other related agreement as applicable to such AutoWeb Securityholder and (y) to be bound by any properly executed amendment, extension or waiver to the Merger Agreement.

11.3           Appointment of Stockholder Representative.  Subject to the terms and conditions of the Merger Agreement, each AutoWeb Securityholder hereby (a) irrevocably appoints and constitutes the Stockholder Representative (and any successor Stockholder Representative appointed in accordance with the terms of the Merger Agreement) as its agent, proxy and attorney-in-fact to the full extent specified in Section 2.14 of the Merger Agreement, including specifically the authorization to act on behalf of the AutoWeb Securityholders in any other respect as set forth in Sections 2.13, 2.14, 5.1, 5.4 and 6.2 of the Merger Agreement, including without limitation representing the AutoWeb Securityholders with respect to indemnification claims under the Merger Agreement, (b) agrees to be bound by all decisions and actions taken by the Stockholder Representative in accordance with the Merger Agreement and the ancillary agreements to the Merger Agreement, (c) adopts, ratifies, confirms and approves in all respects all such decisions and actions taken prior to the date hereof and (d) acknowledges and agrees to the limitations on the Stockholder Representative’s liability and duties and the Stockholder Representative’s right to indemnification set forth in Section 2.14 of the Merger Agreement.  The AutoWeb Securityholders, by approving the Merger Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable, except as provided in Section 2.14(c) of the Merger Agreement, and shall be binding upon the successors, heirs, executors, administers and legal representatives of each AutoWeb Securityholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any AutoWeb Securityholder.

11.4           Waiver of Appraisal Rights; Notice.  Each AutoWeb Securityholder hereby irrevocably (a) waives any and all right of appraisal, any dissenters rights and any similar rights relating to the Merger that such AutoWeb Securityholder may have by virtue of, or with respect to, any shares of capital stock of the AutoWeb owned by such AutoWeb Securityholder (including those rights pursuant to Section 262 of the Delaware General Corporation Law), (b) withdraws all written objections to the Merger and demands for appraisal, if any, with respect to the shares of capital stock of AutoWeb owned by such AutoWeb Securityholder, to the full extent permitted by law and (c) waives the requirement for any advance notice of the record date for any provision under this Article XI and any advance notice that may be required in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby under AutoWeb’s certificate of incorporation, bylaws, applicable law or otherwise.

11.5           Irrevocability.  Each AutoWeb Securityholder hereby agrees that the provisions of this Article XI are irrevocable until the termination of the Merger Agreement in accordance with its terms.

Article XII
General Provisions

12.1           Entire Agreement.  This Agreement (including any Exhibits attached hereto, each of which is incorporated herein by reference) constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

12.2           Amendments and Waivers.  This Agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

12.3           Assignment.  Neither party may assign or otherwise transfer or delegate this Agreement or any of a party’s rights, duties or obligations under this Agreement to another person or entity without the prior written consent of the other party.  Notwithstanding the foregoing, this Agreement may be assigned or transferred by a party to any person or entity that succeeds the party by operation of law or that controls, is controlled by or is under common control of the party without the consent of the other party; provided, that in the case of any Restricted Stockholder, such Restricted Stockholder has complied with the restrictions on Transfer set forth in this Agreement that are applicable to any such Transfer.  Nothing herein will prohibit or restrict a Change in Control of any party or any party controlling, controlled by or under common control with such party or require the consent of any other party to any assignment or transfer of this Agreement in connection with any Change in Control; provided, that in the case of any Restricted Stockholder, such Restricted Stockholder has complied with the restrictions on Transfer set forth in this Agreement that are applicable to any such Transfer.  This Agreement will be binding on and inure to the benefit of each party hereto and to each party’s respective permitted successors and assigns.

12.4           Notices.  Any notice required or permitted under this Agreement will be considered to be effective in the case of (i) certified U.S. mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the U.S. mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier’s receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to the Company, to:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention:  Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Facsimile: (949) 862-1323
Email: glennf@autobytel.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90067
Attention:  Jonathan K. Layne
Facsimile:  (310) 552-7053
E-mail:  jlayne@gibsondunn.com

(b)           if to Restricted Stockholder(s) or Designated Restricted Stockholder Affiliates, to:

c/o Stockholder Representative
3250 NE 1st Avenue, Suite 915
Miami, FL 33137
Attention:  José Vargas
Facsimile:  (305) 400-0817
E-mail:  jose@peoplefund.com.com

with a copy (which shall not constitute notice) to:

TangoLaw LLC
7616 116th Avenue NE
Seattle, WA 98033
Attention:  Douglas Choi, Esq.
E-mail:  doug@tangolaw.com

12.5           Choice of Law.  This Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement will be governed by, enforced under and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

12.6           Dispute Resolution.

(a)           The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in New Castle County, Delaware, and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or preceding to be brought or tried elsewhere.  The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or an attorney at law with at least ten (10) years’ experience in corporate law  matters; (iii) costs and fees of the arbitrator shall be borne by  both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of the Agreement, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation.  Accordingly, notwithstanding the other provisions of this Section 11.6, the parties agree that a non-breaching party may seek relief in the federal and state courts of the State of Delaware located in New Castle County for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of the Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)           In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under the Agreement, or seeks a declaration of any rights or obligations under the Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, and subject to Section 11.6(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)           No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

12.7           Severability.  Each term, covenant, condition, or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

12.8           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

12.9           Further Assurances.  Each party agrees to execute and deliver any and all further documents, and to perform such other acts, as may be reasonably necessary or expedient to carry out and make effective this Agreement.

12.10           Interpretation.  Every provision of this Agreement is the result of full negotiations between the Parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel.  Each Party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail.  Accordingly, no provision of this Agreement shall be construed in favor of or against any Party hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof.  Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement.  Time periods used in this Agreement shall mean calendar periods (i.e., days, months, and years) in the State of California, USA unless otherwise expressly indicated.  All references to fees, expenses, costs and payments thereof are U.S. Dollars.  The English language shall apply to any interpretation of this Agreement.

12.11           Counterparts; Facsimile or PDF Signature.  This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[Remainder of Page Intentionally Left Blank; Signature Page and Exhibits Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company Autobytel Inc.
By:
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

Restricted Stockholders Auto Holdings Ltd., a British Virgin Islands business company
By:
Matías de Tezanos,
Co-Managing Director and President

By:
Name: José Vargas,
Title: Co-Managing Director and Secretary
PF Auto, Inc., a British Virgin Islands business company
By:
Name: Matías de Tezanos
Title: President and Director

Ceiba International Corp., a British Virgin Islands business company
By:
Name: Peter Klose
Title: Managing Director

Picua Limited, a British Virgin Islands business company
By:
Name: Manuel Ayau
Title: Director

Jeffery H. Boyd, an individual

Jeffery H. Boyd

Robert J. Mylod, Jr., an individual

Robert J. Mylod, Jr.

Galeb3 Inc, a Florida corporation
By:
Name: José Vargas
Title: President

Manatee Ventures Inc., a British Virgin Islands business company
By:
Name: Matías de Tezanos
Title: Director

Julio Gonzalez Arrivillaga, an individual

Julio Gonzalez Arrivillaga

William Ferriolo, an individual _________________________________________________ William Ferriolo

Designated Restricted Stockholder Affiliates Matías de Tezanos José Vargas

Matías de Tezanos

José Vargas

Exhibit A

Irrevocable Proxy

The undersigned stockholder (“Restricted Stockholder”) of Autobytel Inc., a Delaware corporation (“Company”), hereby irrevocably appoints and constitutes the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer (collectively, the “Proxyholders”), and each of them individually, the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to all Shares (as defined in that certain Amended and Restated Stockholder Agreement dated as of October 1, 2015 by and between Company and Restricted Stockholder (“Stockholder Agreement”)) beneficially owned by Restricted Stockholder (including any Shares acquired by Restricted Stockholder on or after the date hereof and before the date this proxy terminates) to vote the Shares as follows:

The Proxyholders named above, or each of them individually, are empowered at any time before termination of this proxy to exercise all voting rights of the undersigned at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Company’s Board of Directors.

The proxy granted by Restricted Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of Restricted Stockholder set forth in Section 6.1 of the Stockholder Agreement and, as such, is coupled with an interest and is irrevocable in accordance with subdivision (e) of Section 212 of the Delaware General Corporation Law.

This proxy shall survive the insolvency, incapacity, death, liquidation or dissolution of the undersigned and shall terminate as provided in Section 6.2 of the Stockholder Agreement in accordance with its terms.

Upon the execution and delivery hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked, and until such time as this proxy shall be terminated in accordance with its terms, Restricted Stockholder shall not purport to grant any other proxy or power of attorney with respect to any Shares, deposit any of Shares into a voting trust or enter into any agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Shares.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: ___, 2015

Restricted Stockholder

___________________________, a _______________________

By:
Name:_____________________
Title:  _____________________

Exhibit C

Form of Acquiror Warrant

Autobytel Inc.

WARRANT TO PURCHASE SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

VOID AFTER 5:00 P.M., PACIFIC
TIME, ON THE EXPIRATION DATE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.  SHOULD THERE BE ANY UNCERTAINTY OR DISAGREEMENT BETWEEN THE COMPANY AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO THE COMPANY AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE COMPANY) IN FORM AND SUBSTANCE SATISFACTORY TO COMPANY TO THE EFFECT THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AS OF OCTOBER 1, 2015 (“STOCKHOLDER AGREEMENT”), AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AMENDED AND RESTATED STOCKHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, STANDSTILL PROVISIONS AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 1, 2015 (“MERGER AGREEMENT”) AND ARE SUBJECT TO VARIOUS RIGHTS OF OFFSET BY THE COMPANY UNDER THE MERGER AGREEMENT.

Issuance Date: October 1, 2015

FOR VALUE RECEIVED, Autobytel Inc., a Delaware corporation (“Company”), hereby agrees to sell upon the terms and on the conditions hereinafter set forth, but no later than 5:00 p.m., Pacific Time, on the Expiration Date (as hereinafter defined) to each of the persons listed on Schedule A hereto or registered assigns (each, a “Holder”), under the terms and at the Warrant Prices as hereinafter set forth, Holder’s pro rata portion (as set forth on Schedule A hereto) of One Hundred and Forty-Eight Thousand, Two Hundred and Forty (148,240) fully paid and non-assessable shares of the Company’s Series B Junior Preferred Stock, par value $0.001 per share (“Warrant Stock”), at a purchase  price of One Hundred Eighty Four Dollars and Forty Seven Cents ($184.47) per share ("Warrant Price"), pursuant to this warrant (“Warrant”).  The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth.  The term “Series B Preferred Stock” shall mean, when used herein, unless the context otherwise requires, the Series B Junior Participating Convertible Preferred Stock, par value $0.001 per share, of the Company and other securities and property at the time receivable upon the exercise of this Warrant.

1.           Exercise of Warrant.

(a)           To the extent this Warrant becomes exercisable, the Holder may exercise this Warrant according to its terms prior to 5:00 p.m., Pacific Time, on the seventh (7th) anniversary of the Issuance Date by:

(i)           completing the exercise form attached hereto (the “Exercise Notice”);

(ii)           delivering the completed Exercise Notice and this Warrant to the Company at the address set forth in Section 9; and

(iii)           paying to the Company an amount equal to (A) the number of shares of Warrant Stock in respect of which this Warrant is being exercised pursuant to this Section 1 multiplied by (B) the Warrant Price  (“Aggregate Exercise Price”) in accordance with Section 1(b).

(b)           Payment of the Aggregate Exercise Price shall be made by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price.

(c)           This Warrant shall become exercisable on the first date on or following the third anniversary of the Issuance Date, subject to the satisfaction of the following additional vesting conditions (“Secondary Vesting Conditions”):  (i) with respect to the first one-third (1/3) of the Warrant Stock, if at any time after the Issuance Date and prior to the Expiration Date the weighted average closing price of the Company’s Common Stock on The Nasdaq Capital Market (or if not then traded on such market or exchange, the principal market or exchange on which the Company’s Common Stock is then traded) for the preceding thirty (30) trading days (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of Company’s Common Stock occurring after the Issuance Date) (“the Weighted Average Closing Price”) is at or above Thirty Dollars ($30.00); (ii) with respect to the second one-third (1/3) of the Warrant Stock, if at any time after the Issuance Date and prior to the Expiration Date the Weighted Average Closing Price is at or above Thirty-Seven Dollars and Fifty Cents ($37.50); and (iii) with respect to the last one-third (1/3) of the Warrant Stock, if at any time after the Issuance Date and prior to the Expiration Date the Weighted Average Closing Price is at or above Forty-Five Dollars ($45.00). Once a Secondary Vesting Condition has been satisfied, that Secondary Vesting Condition shall remain satisfied for the purposes of this Section 1(c) even if the Weighted Average Closing Price falls below the applicable required Weighted Average Closing Price for that Secondary Vesting Condition after the applicable Secondary Vesting Condition has first been satisfied.  Notwithstanding the foregoing provisions of this Section 1(c), this Warrant shall become exercisable in full immediately upon the Company’s Board of Directors approving a liquidation, dissolution, winding up or Change in Control (as defined below) of the Company.  The Company shall give Holder written notice of any such approval (subject to the next sentence) by the Company’s Board of Directors as promptly as practical thereafter and in any event at least ten (10) Business Days prior to such liquidation, dissolution, winding up or Change in Control.  Notwithstanding the provisions of this Section 1(d), the Company may delay such notice (and the ten (10) Business Day time period set forth in the immediately preceding sentence shall be reduced accordingly) (i) to the extent required by applicable law or the rules of any applicable securities exchange; (ii) if such notice would constitute the disclosure of material, non-public information; or (iii) if such notice would have a material adverse effect on the Company or the event requiring such notice.  “Change in Control” means the first to occur of any of the following (in one transaction or a series of related transactions): (i) consummation of a sale of, directly or indirectly, all or substantially all of the Company’s assets, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding equity securities of the Company or (B) the combined voting power of the Company’s then outstanding securities, or (iii) the Company is party to a consummated merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation.

(d)           Subject to the vesting restrictions set forth herein, this Warrant may be exercised in whole or in part so long as any exercise in part hereof (i) is for not less than fifty thousand (50,000) shares of Warrant Stock (which limitation will be appropriately and equitably adjusted consistent with any adjustments under Section 4 hereof); and (ii) would not involve the issuance of fractional shares of Warrant Stock.

(e)           No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  The Company shall pay cash in lieu of fractional shares based upon the fair market value of such fractional shares of Series B Preferred Stock (which shall be calculated based on (i) the closing price of the Company’s common stock (“Common Stock”) on the exchange or market on which the Common Stock is then traded and (ii) the then-current number of shares of the Common Stock into which a share of Series B Preferred Stock would be convertible (notwithstanding any limitations on conversion) pursuant to the Certificate of Designations of Series B Preferred Stock) at the date of exercise of this Warrant.

(f)           In the event of any exercise of the rights represented by this Warrant, the Warrant Stock so purchased shall be registered in the name of the Holder within a reasonable time after such rights shall have been so exercised.  The person or entity in whose name the Warrant Stock is registered upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such Warrant Stock immediately prior to the close of business on the date on which the completed Exercise Notice and the Warrant were delivered to the Company and payment of the Aggregate Exercise Price and any applicable taxes was made, irrespective of the date of registration of the Warrant Stock, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Stock at the opening of business on the next succeeding date on which the stock transfer books are open.

2.           Restrictions on Disposition of Warrant and Warrant Stock.

(a)           The Holder hereby acknowledges that (i) this Warrant and any Warrant Stock that may be acquired upon exercise of this Warrant pursuant hereto are, as of the date hereof, not registered: (A) under the Securities Act on the ground that the issuance of this Warrant is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering or (B) under any applicable state securities law because the issuance of this Warrant does not involve any public offering and (ii) that the Company’s reliance on the Section 4(2) exemption of the Securities Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder.  The Holder represents and warrants that the Holder is acquiring this Warrant and will acquire the Warrant Stock for investment for the Holder’s own account, with no present intention of reselling or otherwise distributing the same.

(b)           If, at the time of issuance of Warrant Stock upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, Holder hereby agrees that Holder will not sell, transfer, offer, pledge or hypothecate all or any part of the Warrant Stock unless and until Holder shall first have given notice to the Company describing such sale, transfer, offer, pledge or hypothecation and there shall be available exemptions from such registration requirements that exist.  Should there be any uncertainty or disagreement between the Company and the Holder as to the availability of such exemptions, then the Holder shall be required to deliver to the Company an opinion of counsel (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Company) in form and substance satisfactory to the Company to the effect that such offer, sale, transfer, pledge or hypothecation is in compliance with an available exemption under the Securities Act and other applicable securities laws.  The Company may at its election require that the Holder provide the Company with written reconfirmation of the Holder’s investment intent as set forth in Section 2(a) with respect to the Warrant Stock.  The Warrant Stock issued upon exercise of this Warrant shall bear a legend reading substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.  SHOULD THERE BE ANY UNCERTAINTY OR DISAGREEMENT BETWEEN THE COMPANY AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO THE COMPANY AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE COMPANY) IN FORM AND SUBSTANCE SATISFACTORY TO COMPANY TO THE EFFECT THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

(c)           In addition to the foregoing restrictions, any Warrant Stock issued upon exercise of this Warrant will be subject to additional restrictions on transfer, repurchase rights, and standstill provisions, set forth in the Stockholder Agreement.  The Warrant Stock issued upon exercise of this Warrant shall bear a legend reading substantially as follows:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AS OF OCTOBER 1 2015, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AMENDED AND RESTATED STOCKHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, STANDSTILL PROVISIONS AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.”

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTBER 1, 2015 (“MERGER AGREEMENT”) AND ARE SUBJECT TO VARIOUS RIGHTS OF OFFSET BY THE COMPANY UNDER THE MERGER AGREEMENT.

(d)           This Warrant may not be assigned, pledged, sold or otherwise transferred except in accordance with the terms and conditions of the Stockholder Agreement applicable to Restricted Securities (as such term is defined therein).  Any purported assignment prohibited by this Warrant shall be void.

(e)           So long as the Warrant Stock remains subject to the foregoing restrictions, the Company may maintain appropriate “stop transfer” orders with respect to such securities represented thereby on its books and records and with its transfer agent.

3.           Reservation of Shares.  The Company hereby agrees, represents and warrants that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Series B Preferred Stock (or other securities subject to this Warrant from time to time) as shall be required for issuance upon exercise of this Warrant.  The Company further agrees that all shares of Warrant Stock represented by this Warrant will be duly authorized and will, upon issuance and against payment of the Aggregate Exercise Price, be validly issued, fully paid and non-assessable.

4.           Capital Adjustments.  This Warrant is subject to the following further provisions:

(a)           Recapitalization, Reclassification and Succession.  If any recapitalization of the Company, reclassification of the Series B Preferred Stock, reorganization, split-off, spin-off, extraordinary dividend or distribution by the Company, merger or consolidation of the Company into or with a corporation or other business entity, sale or transfer of all or substantially all of the Company’s assets or of any successor corporation’s assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term “successor corporation”), or any event similar to any of the foregoing, including a Change in Control, shall be effected, directly or indirectly, in one or a series of related transactions (any of the forging being an “Adjustment Event”), at any time while this Warrant remains outstanding and unexpired, then, as a condition of such Adjustment Event, and, in any event, the Company agrees that lawful, equitable and adequate provision shall be made whereby the Holder of this Warrant thereafter shall have the right to receive upon the exercise hereof, and in lieu of the shares of Series B Preferred Stock immediately theretofore issuable upon the exercise of this Warrant, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange, in connection with the Adjustment Event, for a number of outstanding shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock immediately theretofore issuable upon the exercise of this Warrant, and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

(b)           Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Series B Preferred Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately and equitably adjusted so as to prevent the enlargement or dilution of economic rights under this Warrant.

(c)           Stock Dividends and Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Series B Preferred Stock, or take a record of the holders of its Series B Preferred Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Series B Preferred Stock (and/or other equity of the Company), then (i) the Warrant Price shall be adjusted in accordance with Section 4(d); and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Series B Preferred Stock (and/or other equity of the Company) that Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

(d)           Warrant Price Adjustment.  Whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be proportionately and equitably adjusted.

(e)           Certain Shares Excluded.  The number of shares of Series B Preferred Stock outstanding at any given time for purposes of the adjustments set forth in this Section 4 shall exclude any shares then held in the treasury of the Company.

5.           Notice To Holders.

(a)           Notice of Record Date.  Without limiting Section 1(d), in case:

(i)           the Company shall take a record of the holders of its Series B Preferred Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities;

(ii)           any Adjustment Event; or

(iii)           approval by the Company’s Board of Directors of any dissolution, liquidation or winding-up of the Company;

then, and in each such case, subject to the last sentence of Section 5(b), the Company will mail or cause to be mailed to the Holder hereof a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such Adjustment Event is to take place, and the time, if any and if applicable, is to be fixed, as of which the holders of record of Series B Preferred Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Series B Preferred Stock (or such other stock or securities) for securities or other property deliverable upon such Adjustment Event.  Such notice shall be mailed at least 15 days prior to the record date therein specified; provided, however, failure to provide any such notice shall not affect the validity of such transaction; provided, further, that the Company or its successor shall in no way be relieved of any liability for damages caused to the Holder caused by such failure to give the required notice.  In the event that this Warrant is to become exercisable on an accelerated basis in connection with any event described in this Section 5(a), the Company shall afford the Holder fair opportunity to exercise the Warrant effective immediately prior to such event.

(b)           Notice of Adjustment.  Whenever any adjustment shall be made pursuant to Section 4 hereof, the Company shall promptly notify the Holder of this Warrant of the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment.  Notwithstanding the provisions of Section 5(a) and Section 5(b), the Company may delay such notice (and the 15-day time period set forth in Section 5(a) shall be reduced accordingly) to the extent required by applicable law or the rules of any applicable securities exchange or if such notice would have an adverse effect on the event requiring such adjustment.

6.           Loss, Theft, Destruction or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver a new Warrant of like tenor dated the date hereof.

7.           Warrant Holder not a Stockholder.  Without limiting rights of the Holder in respect of any shares of stock of the Company or other securities owned by the Holder, the Holder of this Warrant shall not be entitled by reason of holding this Warrant to any rights whatsoever as a stockholder of the Company.

8.           Setoff. This Warrant, and the Series B Preferred Stock issuable upon exercise of this Warrant, are subject to reduction and setoff as provided in, and in accordance with, the Merger Agreement to secure claims thereunder.

9.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To the Company:
Autobytel Inc. 1887 MacArthur Blvd., Suite 200 Irvine, California 92612-1400 Attention: Chief Legal Officer Fax: (949) 862-1323 Email: glennf@autobytel.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, California 90067 Attention: Jonathan K. Layne Facsimile: (310) 552-7053 E-mail: jlayne@gibsondunn.com
To any Holder:
The then-current address for the Stockholder Representative pursuant to the Merger Agreement

10.           Choice of Law.  This Warrant and all disputes or controversies arising out of or relating to this Warrant or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

11.           Dispute Resolution; Forum.  The Company and Holder hereby agree that any dispute which may arise between them arising out of or in connection with this Warrant shall be resolved in accordance with the dispute resolution provisions set forth in Sections 6.10, 6.12, and 6.15 of the Merger Agreement.

12.           Severability.  Whenever possible, each provision or portion of any provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Warrant is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Warrant shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Warrant as of the Issuance Date.

Autobytel Inc., a Delaware corporation

By:______________________________
             Glenn E. Fuller
           Executive Vice President, Chief Legal and
      Administrative Officer and Secretary

Accepted and Agreed:

___________________________, a _______________________

By:
Name:_____________________
Title:  _____________________

[Signature Page to Warrant]

FORM OF EXERCISE NOTICE

[May only be executed by the registered holder hereof]

The undersigned Holder hereby exercises the right to purchase _________ shares of Series B Junior Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), of Autobytel Inc. evidenced by the within Warrant Certificate for an Aggregate Exercise Price of $_________, and tenders herewith payment for such shares in full by means of a cash payment.

Aggregate Exercise Price Calculation Table

Warrant Shares exercised
Warrant Price (as adjusted)	x
Aggregate Exercise Price

_______________________________
(Holder Name)

_________________                                                                        ________________________________
(Date)                                                                                     (Holder Signature)

SCHEDULE A

LIST OF HOLDERS

Holder Name	Pro Rata Portion

Exhibit D

Sample Calculation of Net Working Capital

Exhibit D
Sample Net Working Capital Calculation
As of August 31, 2015

Current Assets
Cash and Cash Equivalents	$2,610
Accounts Receivable	1,326
Other Current Assets	157
Aggregate Exercise Price Consideration1	144
Total Current Assets	4,238

Current Liabilities
Accounts Payable	768
Transaction Expenses2	52
Total Current Liabilities	820

Total Working Capital	$3,418

1 Cash receivable from the exercise of options is being included as a working capital asset for the purposes of this calculation
2 Transaction Expenses are being included as a Working Capital liability for the purposes of this calculation

Exhibit E

Form of Certificate of Merger

CERTIFICATE OF MERGER

of

NEW HORIZON ACQUISITION CORP.
(a Delaware corporation)

with and into

AUTOWEB, INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law.

The undersigned corporation does hereby certify that:

FIRST:  The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:

(i)           New Horizon Acquisition Corp., which is incorporated under the laws of the State of Delaware (“Disappearing Corp.”); and

(ii)           AutoWeb, Inc., which is incorporated under the laws of the State of Delaware (“Surviving Corp.”).

SECOND:  An Agreement and Plan of Merger, dated as of October 1, 2015, between Autobytel Inc., a Delaware corporation, Disappearing Corp., Surviving Corp. and José Vargas, an individual (solely in his capacity as the initial Stockholder Representative) (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law (the “DGCL”).

THIRD:  The name of the surviving corporation in the Merger is AutoWeb, Inc. (the “Surviving Corporation”).

FOURTH:  Upon the effectiveness of the Merger, the Certificate of Incorporation of Surviving Corp., as in effect immediately prior to the Merger shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:  The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, the address of which is as follows:

AutoWeb, Inc.

c/o Autobytel Inc.

18872 MacArthur Blvd, Ste 200

Irvine, CA  92612

Attn:  Chief Legal Officer

SIXTH:  A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be duly executed by its authorized officer.

Dated:  October 1, 2015

AUTOWEB, INC.

By:
        Name:  Matias de Tezanos
        Title: Chief Executive Officer

EXHIBIT A

Certificate of Incorporation of AutoWeb, Inc.

CERTIFICATE OF INCORPORATION

OF

AUTOWEB, INC.

SECTION I

NAME OF CORPORATION

The name of the Corporation is AutoWeb, Inc.

SECTION II

REGISTERED OFFICE

The name and address of the registered office of the Corporation in the State of Delaware is:

Registered Agent Solutions, Inc.
1679 S. Dupont Hwy.
Suite 100
Kent County
Dover, DE 19901

SECTION III

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("GCL").

SECTION IV

AUTHORIZED CAPITAL STOCK

The Corporation is authorized to issue one class of stock designated as “Common Stock.”  The total number of shares of stock that the Corporation is authorized to issue is One Thousand (1,000) shares with a par value of $0.001 per share.

SECTION V

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply.  The Corporation shall to the fullest extent permitted by applicable law indemnify directors, officers, employees and agents for breach of duty to the Corporation and its stockholders and the Corporation is authorized to provide by bylaw, agreement or otherwise for such indemnification.  Any repeal or modification of this Article V shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

SECTION VI

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SECTION VII

ELECTION OF DIRECTORS

Section 7.01 No Written Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 7.02 Cumulative Voting.  In the event the Corporation should be subject to the provisions of Section 708 (a), (b) and (c) of the California Corporations Code (“Code”) by reason of the applicability of Section 2115 of the Code, then so long as the Corporation is subject to the provisions of said Section 2115, in any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which (except for this Section 7.02 as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock, multiplied by (ii) the number of directors to be elected in the election in which such stockholder's class or series of shares is entitled to vote, and each shareholder may cast all of such votes for a single director or for any two or more of them as such stockholder may see fit.  Except as explicitly set forth above in this Section 7.02, the stockholders of the Corporation shall not be entitled to cumulate votes in the election of directors.

SECTION VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Exhibit F

Certificate of Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

AUTOWEB, INC.

SECTION I

NAME OF CORPORATION

The name of the Corporation is AutoWeb, Inc.

SECTION II

REGISTERED OFFICE

The name and address of the registered office of the Corporation in the State of Delaware is:

Registered Agent Solutions, Inc.
1679 S. Dupont Hwy.
Suite 100
Kent County
Dover, DE 19901

SECTION III

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("GCL").

SECTION IV

AUTHORIZED CAPITAL STOCK

The Corporation is authorized to issue one class of stock designated as “Common Stock.”  The total number of shares of stock that the Corporation is authorized to issue is One Thousand (1,000) shares with a par value of $0.001 per share.

SECTION V

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply.  The Corporation shall to the fullest extent permitted by applicable law indemnify directors, officers, employees and agents for breach of duty to the Corporation and its stockholders and the Corporation is authorized to provide by bylaw, agreement or otherwise for such indemnification.  Any repeal or modification of this Article V shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

SECTION VI

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SECTION VII

ELECTION OF DIRECTORS

Section 7.01 No Written Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 7.02 Cumulative Voting.  In the event the Corporation should be subject to the provisions of Section 708 (a), (b) and (c) of the California Corporations Code (“Code”) by reason of the applicability of Section 2115 of the Code, then so long as the Corporation is subject to the provisions of said Section 2115, in any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which (except for this Section 7.02 as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock, multiplied by (ii) the number of directors to be elected in the election in which such stockholder's class or series of shares is entitled to vote, and each shareholder may cast all of such votes for a single director or for any two or more of them as such stockholder may see fit.  Except as explicitly set forth above in this Section 7.02, the stockholders of the Corporation shall not be entitled to cumulate votes in the election of directors.

SECTION VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Exhibit G

Form of Letter Transmittal

LETTER OF TRANSMITTAL

For the Surrender of Uncertificated Shares of Common Stock of

AUTOWEB, INC.

Please Return by Mail or Overnight Courier To:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, CA  92612
Attention:  Chief Legal Officer

Telephone Assistance:

(949) 225-4500

THE INSTRUCTIONS CONTAINED WITHIN THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

Delivery of this Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Acquiror.

You must sign this Letter of Transmittal in the appropriate space provided for below and complete and sign an IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

Ladies and Gentlemen:

In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2015, by and among Autobytel Inc., a Delaware corporation (the “Acquiror”), New Horizon Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Acquiror (“Sub”), AutoWeb, Inc., a Delaware corporation (the “Company”), and José Vargas, an individual (the “Stockholder Representative”), the undersigned herewith surrenders the uncertificated Company Shares represented by book entry described below (each, a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of common stock, par value $0.01 per share, of the Company, shares of Series A Preferred stock, par value $0.01 per share, of the Company or shares of Series B Preferred stock, par value $0.01 per share, of the Company (the “Cancelled Shares”) in exchange for the right to receive a portion of the Merger Consideration, determined in accordance with the Merger Agreement.  The holders of Cancelled Shares are collectively referred to herein as the “Stockholders”.  Capitalized terms used herein and not defined have the meaning set forth in the Merger Agreement.

The undersigned acknowledges receipt of the Merger Agreement and hereby agrees to the provisions of the Merger Agreement in all respects and to be bound thereby, including, without limitation, (a) the obligations of the Stockholders to submit to cancellation of shares if required under Section 2.13 of the Merger Agreement (Post-Closing Adjustment of Merger Consideration) and (b) the obligations of the Stockholders to indemnify the Acquiror and certain other Persons as specified in Article V of the Merger Agreement.  The undersigned hereby agrees to be bound by any properly executed amendment, extension or waiver to the Merger Agreement.

By executing this Letter of Transmittal, the undersigned hereby (i) irrevocably appoints and constitutes the Stockholder Representative (and any successor Stockholder Representative appointed in accordance with the terms of the Merger Agreement), as of the date of the Merger Agreement, as its agent, proxy and attorney-in-fact to the full extent specified in Section 2.14 of the Merger Agreement; (ii) agrees to be bound by all decisions and actions taken by the Stockholder Representative in accordance with the Merger Agreement and the Ancillary Agreements; (iii) adopts, ratifies, confirms and approves in all respects all such decisions and actions taken prior to the date hereof; and (iv) acknowledges and agrees to the limitations on the Stockholder Representative’s liability and duties and the Stockholder Representative’s right to indemnification set forth in Section 2.14 of the Merger Agreement.  All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal shall be irrevocable, except as provided in the Merger Agreement, and shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned, and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of the undersigned.

The undersigned understands that surrender is not made in acceptable form until the receipt by the Acquiror of this Letter of Transmittal, duly completed and manually signed, together with all accompanying evidences of authority, in form reasonably satisfactory to the Acquiror.  Because the Book-Entry Shares are not represented by physical certificates, surrender of the Book-Entry Shares is accomplished by delivery of a duly completed and manually signed Letter of Transmittal.  The undersigned understands and agrees that the method of delivery of this Letter of Transmittal is at the election and risk of the undersigned.

The undersigned represents and warrants that the undersigned (i) has read and understands the Merger Agreement, (ii) has all necessary power and authority (whether corporate or otherwise) to execute and deliver this Letter of Transmittal and to perform its obligations hereunder; (iii) has validly executed and delivered this Letter of Transmittal, and this Letter of Transmittal constitutes the undersigned’s valid and binding obligation, enforceable against the undersigned in accordance with its terms; (iv) owns all of the Cancelled Shares represented by the Book-Entry Shares, free and clear of all Encumbrances; and (v) other than the Cancelled Shares represented by the Book-Entry Shares, the undersigned does not own any Cancelled Shares.

The undersigned hereby irrevocably (a) waives any and all right of appraisal, any dissenters rights and any similar rights relating to the Merger that the undersigned may have by virtue of, or with respect to, any Cancelled Shares owned by the undersigned (including those rights pursuant to Section 262 of the Delaware Law) and (b) withdraws all written objections to the Merger and demands for appraisal, if any, with respect to the Cancelled Shares, to the full extent permitted by law.

The undersigned, for himself, herself or itself and all of his, her or its constituent partners, officers, employees, agents and assigns and all persons or entities claiming under or through it or any of them (collectively, the “Releasors”), hereby releases, effective at the Effective Time, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, contingent or liquidated or otherwise, past, present and future that he, she or it can, shall, or may have against the Company or the Acquiror or the surviving corporation, and all of the Company’s and the Acquiror’s past and present parent and subsidiary corporations and all of their respective officers, directors, employees, shareholders, agents and assigns (collectively, “Releasees”), arising from or relating to the business of the Company prior to and as of the Effective Time (the “Released Claims”).  Notwithstanding the foregoing, the term “Released Claims” shall not include claims brought by Releasors with respect to (i) any claim related to employment with the Company or (ii) the performance of the obligations contemplated by the Merger Agreement or any Ancillary Agreement or any other related agreement (including payment of the Merger Consideration to the extent specifically provided for therein).  The undersigned, on behalf of himself, herself or itself and the Releasors, hereby irrevocably covenants to refrain, from and after the Effective Time, from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based on or arising from any of the Released Claims.

If the undersigned has previously executed a written consent with respect to the Merger, the undersigned hereby confirms all matters set forth in such written consent, including all matters which may have been referred to in such written consent and are re-affirmed in this Letter of Transmittal.

This Letter of Transmittal and all disputes or controversies arising out of or relating to this Letter of Transmittal or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Name, Address & Telephone Number of Registered Holder(s) (as they appear on the Stock Records)	Class of Shares	Number of Shares Represented by Book Entry
Common Stock
Series A Preferred Stock
Series B Preferred Stock
Total Shares

NOTE:  SIGNATURES MUST BE PROVIDED BELOW.  PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

WIRE INSTRUCTIONS
Bank:	ABA Number:
Bank Address:	SWIFT/BIC:
Account Name(s):*	Acct #/IBAN:
Additional text for Wire Instructions:
* The account name must be the same as name of registered holder(s).

SIGNATURE
Signature(s) of Owner(s):		Dated:
Name(s) of Owner(s):
(Please Print)
Capacity:		Daytime Telephone Number:
(full title)
Address:
(include city, state and zip code)
* I/we hereby represent and warrant that I/we have read the foregoing Letter of Transmittal and that the information contained herein is true and correct. By submitting this Letter of Transmittal, I/we hereby irrevocably agree to be bound by, and comply with, all of the terms and conditions set forth in the Merger Agreement and any Ancillary Agreement or any other related agreement applicable to the Stockholders.

INSTRUCTIONS
(Forming a part of the terms and conditions of the transaction)

1.           Method of Delivery.  Your completed Letter of Transmittal, together with a completed IRS Form W-9 or appropriate IRS Form W-8, must be returned to the Acquiror at the address set forth on the front of this Letter of Transmittal.  The documents may be sent by mail or overnight courier.  The delivery of all documents is at the risk of the surrendering Stockholder, but if sent by mail, registered mail with return receipt requested and properly insured is recommended.

2.           Form of Payment.  Any cash in lieu of fractional shares owed to you as a result of the transactions contemplated by the Merger Agreement shall be sent by wire transfer directly into your account.  If wire instructions are not provided, a check will be issued in the name of, and delivered to, the registered holder(s).

3.           Signatures.   The signature(s) required on the Letter of Transmittal must be the signature(s) of the holder(s) exactly as the name(s) appears on the stock records of the Company.  If the Cancelled Share(s) surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal.  If any signature is made by a corporation or a person acting as executor, administrator, guardian, trustee or attorney-in-fact or in any other fiduciary or representative capacity, appropriate evidence of the authority of such person to assign, sell or transfer must be forwarded with the Letter of Transmittal.  If any surrendered Cancelled Share(s) are registered in different names on the stock records of the Company, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

4.           Validity, Form and Eligibility.  All questions as to validity, form and eligibility of any surrender of Book-Entry Share(s) hereunder by deliver of a duly completed and manually signed Letter of Transmittal will be determined by the Acquiror, and such determination shall be final and binding.

5.           Backup Withholding.

In order to avoid backup withholding of U.S. federal income taxes with respect to payments made pursuant to the Merger, a Stockholder who is a “U.S. person” for federal income tax purposes must provide the Acquiror with such holder’s correct taxpayer identification number (“TIN”) on the IRS Form W-9 enclosed with this Letter of Transmittal and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding, or otherwise establish a basis for exemption from backup withholding.  If such Stockholder is an individual, the TIN is generally his or her social security number.  For more information, including which TIN to provide, consult the instructions to IRS Form W-9.  A Stockholder who is not a “U.S. person” for federal income tax purposes must provide the Acquiror with an appropriate, properly completed IRS Form W-8.  , Failure to provide the Acquiror with a properly completed IRS Form W-9 or IRS Form W-8 may result in penalties be imposed by the Internal Revenue Service, and reportable payments made pursuant to the Merger may be subject to backup withholding.

Certain Stockholders (including, among others, certain corporations and foreign individuals and entities) are not subject to these backup withholding requirements.  In order to avoid erroneous backup withholding, exempt Stockholders who are “U.S. persons” for federal income tax purposes must indicate their exempt status on a properly completed IRS Form W-9.  Exempt Stockholders who are not “U.S. persons” for federal income tax purposes must submit an appropriate, properly completed IRS Form W-8, signed under penalties of perjury, attesting to their exempt status.  IRS Forms W-8 B can be obtained from the Acquiror or through the Internal Revenue Service website at www.irs.gov.

If backup withholding applies, the Acquiror is required to withhold a portion of all reportable payments made to the Stockholder or other payee pursuant to the Merger.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a credit against the Stockholder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

All Stockholders are urged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements and to determine which form should be used to avoid backup withholding.

Please note that the foregoing certifications do not exempt any holder from any compensation-related withholdings that may be required.  Any payment of the Merger Consideration that is treated as wages for tax purposes will be subject to the withholding requirements that are applicable to wages, regardless of the submission of an IRS Form W-9 or IRS Form W-8.

Taxes withheld from amounts payable in connection with the Merger Agreement will be treated for all purposes of the Merger Agreement as having been paid to the persons with respect to whom such amounts were withheld. Certain Stockholders may be notified by Acquiror that they will be requested to pay withholding amounts to the Acquiror in exchange for receipt of the Merger Consideration.

6.           Further Information.  If you have any questions concerning the Letter of Transmittal you should contact Glenn Fuller of the Company at (949) 862-1392.

Exhibit H

Form of FIRPTA Certificate

CERTIFICATION UNDER SECTION 1445 BY AUTOWEB, INC.

This certificate is being provided by AutoWeb, Inc., a Delaware corporation (the “Company”), in response to the request of Autobytel Inc., a Delaware corporation (“Acquiror”), in connection with the merger of New Horizon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror, with and into the Company occurring on the date hereof (the “Merger”).  Acquiror is authorized to mail a copy of this certificate together with the notice executed by the Company pursuant to Treasury Regulations Section 1.897-2(h), to the Internal Revenue Service (the “Service”) after the closing of such acquisition.

To inform Acquiror that withholding of tax is not required under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder in connection with the Merger, the undersigned hereby certifies the following on behalf of the Company:

1.           This notice is provided pursuant to Treas. Reg. § 1.1445-2(c)(3) and § 1.897-2(h);

2.           The Company has never been a “United States real property holding corporation,” as that term is defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations, during the five-year period ending on the date hereof.  Consequently, the capital stock, and options and other rights to acquire capital stock of the Company, do not constitute “United States real property interests,” as such term is defined in Section 897(c)(1) of the Code;

5.           The Company’s office address is:  _________________; and

6.           The Company’s U.S. employer identification number is __________.

The Company understands that this certification may be disclosed to the Service by Acquiror and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this certification on behalf of the Company.

Date:           October __, 2015                                                      AUTOWEB, INC.

By: ____________________________
Name:             Matías de Tezanos
Title:               Chief Executive Officer

Internal Revenue Service
Director
Philadelphia Service Center
P.O. Box 21086
Drop Point 8731
FIRPTA Unit
Philadelphia, PA 19114-0856

Internal Revenue Service
FIRPTA Unit
P.O. Box 409101
Ogden, UT 84409

Re:	Notice to IRS Pursuant to Treas. Reg. § 1.897-2(h)(2)

Dear Sir or Madam:

1.           This notice is provided pursuant to the requirements of § 1.897-2(h)(2).

2.           The corporation providing the notice is:

AutoWeb, Inc.
_________________
_________________
E.I.N.:  __________

3.
The attached Certification  was voluntarily provided by AutoWeb, Inc., on behalf of itself, in response to a request from Autobytel Inc., in accordance with Treasury Regulations section 1.1445-2(c)(3)(i).

4.	The following information relates to Autobytel Inc.

Autobytel Inc.
__________________
__________________
E.I.N.:  ____________

5.
The interests in question (capital stock of AutoWeb, Inc., and options and other rights to acquire capital stock of AutoWeb, Inc.) are not United States real property interests (as such term is defined in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended).

6.
I, the undersigned Chief Executive Officer of AutoWeb, Inc. verify under penalties of perjury that the information in this notice, and the attached certificate, is correct to my knowledge or belief, and that I have authority to sign this notice on behalf of AutoWeb, Inc.

Date:           October __, 2015                                                                AUTOWEB, INC.

By: ____________________________
Name:             Matías de Tezanos
Title:               Chief Executive Officer